Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRIVIN HOLDINGS, INC.,

DEALERTRACK HOLDINGS, INC,

PS ACQUISITION CORP.,

THE SELLERS WHO ARE OR HEREAFTER BECOME PARTIES HERETO

AND

AMERICAN CAPITAL, LTD., AS THE SELLERS’ REPRESENTATIVE

DATED AS OF JANUARY 7, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

		Page

Section 12.13	Jurisdiction and Venue	82

Section 12.14	Remedies	82

-v-

SCHEDULES

Schedule 1.1(a)	-	Knowledge Parties
Schedule 1.1(b)	-	Permitted Liens
Schedule 2.12(a)	-	Closing Indebtedness to be Repaid
Schedule 4.1(b)	-	Organization and Qualification
Schedule 4.2(a)	-	Capitalization of the Company
Schedule 4.2(b)	-	Capitalization of the Group Companies
Schedule 4.4(a)	-	Financial Statements
Schedule 4.5	-	Company Consents and Approvals
Schedule 4.6(a)	-	Material Contracts
Schedule 4.6(b)	-	Material Contract Exceptions
Schedule 4.7	-	Absence of Changes
Schedule 4.8	-	Litigation
Schedule 4.9	-	Compliance with Applicable Law
Schedule 4.10(a)	-	Employee Benefit Plans
Schedule 4.10(f)	-	Severance Payments
Schedule 4.10(g)	-	Transaction Payments
Schedule 4.10(h)	-	Audits
Schedule 4.11	-	Environmental Matters
Schedule 4.12(a)	-	Group Company IP Rights
Schedule 4.12(d)	-	Group Company IP Rights Restrictions
Schedule 4.12(e)	-	Registered Company IP
Schedule 4.12(j)	-	Group Company IP Rights Assignment Agreements
Schedule 4.13(a)	-	Collective Bargaining Agreements
Schedule 4.13(b)	-	Employment Proceedings
Schedule 4.13(c)	-	Employee Misclassifications
Schedule 4.13(d)	-	WARN Act
Schedule 4.14	-	Insurance
Schedule 4.15	-	Tax Matters
Schedule 4.16	-	Brokers
Schedule 4.17(b)	-	Leased Real Property
Schedule 4.18	-	Transactions with Affiliates
Schedule 4.19(a)	-	Privacy
Schedule 4.21	-	Customers
Schedule 5.1(b)	-	Seller Consents and Approvals
Schedule 5.2	-	Ownership
Schedule 7.1	-	Conduct of Business of the Company
Schedule 7.10(a)	-	Non-Solicitation
Schedule 7.11(a)	-	Non-Compete
Schedule 7.13	-	Termination of Agreements
Schedule 7.16	-	Director and Officer Resignations
Schedule 8.2(h)	-	Required Consents

EXHIBITS

Exhibit A	-	Form of Joinder
Exhibit B	-	Example Statement of Closing Working Capital
Exhibit C	-	Pro Rata Shares of Sellers
Exhibit D	-	Representative Expense Amount Pro Rata Share
Exhibit E	-	Form of Letter of Transmittal

6

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 7, 2011, is made by and among triVIN Holdings, Inc., a Delaware corporation (the “Company”), DealerTrack Holdings, Inc., a Delaware corporation (“Parent”), PS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Sellers who are parties to this Agreement or who hereafter become parties to this Agreement by execution of a Joinder in the form attached hereto as Exhibit A (a “Joinder”) in accordance with the terms hereof, and American Capital, Ltd., solely in its capacity as Sellers’ representative (the “Representative”).  The Company, the Representative, the Sellers, Parent and Merger Sub may sometimes be referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, Parent owns all of the outstanding shares of Merger Sub;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement and the DGCL, and the respective boards of directors of Parent, Merger Sub and the Company have approved and adopted this Agreement;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that the Merger (as defined below) is fair to and in the best interest of their respective stockholders; and

WHEREAS, immediately following the execution and delivery of this Agreement, the Company will obtain and deliver to Parent a true, correct and complete copy of an irrevocable written consent of stockholders evidencing the approval of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, signed by stockholders of the Company constituting the Requisite Stockholder Approval.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1      Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“401(k) Plan” has the meaning set forth in Section 7.7(c).

“401(k) Rollover Amendment” has the meaning set forth in Section 7.7(c).

“ACAS” means American Capital, Ltd.

“Accounting Firm” has the meaning set forth in Section 2.10(b)(ii)(B).

“Acquisition Transaction” has the meaning set forth in Section 7.5.

“Adjustment Time” means 11:59 p.m. on the Business Day immediately preceding the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Agreement” has the meaning set forth in Section 4.18.

“Aggregate Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Eligible Options had such Eligible Options been exercised in full, without regard to vesting or any other restriction upon exercise (and assuming concurrent payment in full of the exercise price of each such Eligible Option solely in cash), immediately prior to the Effective Time in accordance with the terms of the applicable option agreement with the Company and Option Plan pursuant to which such Eligible Options were issued or granted.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.12(b).

“American Capital Parties” means ACAS, American Capital Equity I, LLC and American Capital Equity II, LP.

“Ancillary Documents” has the meaning set forth in Section 4.3.

“Applicable Law” means any statute, law (including common law), code, ordinance, rule, regulation, decree or other requirement or rule of law enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Audited Balance Sheet” has the meaning set forth in Section 4.4(a)(i).

“Business Day” means any day, other than a Saturday, Sunday or other day, on which commercial banks in New York City are permitted or required to close.

“Capital Stock” means the Common Stock and the Preferred Stock.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Charter” means the Company’s Amended and Restated Certificate of Incorporation, dated June 5, 2007, as amended on March 7, 2008.

“Claim” has the meaning set forth in Section 11.1(a)(iv).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash Payment” means an amount equal to the product of (i) the total number of shares of Common Stock and Preferred Stock (with such number of shares of Preferred Stock calculated, for this purpose, by treating the shares of Preferred Stock as having been converted into outstanding shares of Common Stock without the need for actual conversion (and without having been actually converted) pursuant to Article Fourth Section B.6, Article Fourth Section C.6, Article Fourth Section D.6 and Article Fourth Section E.6, as applicable, of the Charter) outstanding immediately prior to the Effective Time (but excluding any Excluded Shares and Dissenting Shares), multiplied by (ii) the Estimated Price Per Share.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Group Companies as of the Adjustment Time.

“Closing Statement” has the meaning set forth in Section 2.10(b)(ii)(A).

“Closing Working Capital” means an amount equal to (i) the consolidated current assets of the Group Companies as of the Adjustment Time (excluding Tax assets (including deferred Tax assets and refunds related to Taxes)), plus (ii) any long term accounts receivable as of the Adjustment Time, minus (iii) the consolidated current liabilities of the Group Companies as of the Adjustment Time (excluding Indebtedness, Seller Expenses, accrued severance for Christopher Hodge and Tax liabilities (including deferred Taxes)).  A calculation of Closing Working Capital as of November 30, 2010, is included in Exhibit B attached hereto for illustration purposes only.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means the Voting Common Stock and the Non-Voting Common Stock.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Material Adverse Effect” means (A) a material adverse effect upon the ability of the Sellers, the Company or the Representative to fulfill their respective obligations hereunder or to consummate the transactions contemplated by this Agreement and the Ancillary Documents and (B) any result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have, individually or together with one or more other results, occurrences, facts, changes, events or effects, a material adverse effect upon the business, financial condition, liabilities, assets or results of operations of the Group Companies, taken as a whole; provided, however, that for purposes of clause (B), any adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred (unless (except with respect to clause (x) below) such matter has a materially disproportionate effect on the Group Companies (on a consolidated basis) relative to other businesses operating in the industry in which the Group Companies operate, in which case any adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred): (i) conditions affecting the United States economy generally, (ii) changes in the United States financial, banking or securities markets in general, (iii) changes in GAAP pursuant to which the Group Companies are required to change its prior accounting policies or practices, (iv) changes in any Applicable Laws, (v) any change that is generally applicable to the industry or market in which the Group Companies operates, (vi) earthquakes, hurricanes or other natural disasters occurring after the date hereof or from the engagement by the United States in hostilities after the date hereof, or resulting from the occurrence of any military or terrorist attack upon the United States after the date hereof, (vii) the public announcement or pendency of the transactions contemplated by this Agreement, (viii) relating to any failure to achieve projections or internal forecasts (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether there has been a “Company Material Adverse Effect”), (ix) any action taken by Sellers or the Group Companies to which Parent or Merger Sub has expressly consented to or requested in writing after the date hereof (other than the obligation of the Company to, and to cause each other Group Company to, conduct its business in the ordinary course in substantially the same manner as heretofore conducted and to use commercially reasonable efforts to preserve substantially intact its business organization and to preserve its present commercial relationships pursuant to Section 7.1) or (x) solely with respect to the use of “Company Material Adverse Effect” in Section 8.2(c), those results, occurrences, facts, changes, effects or events specifically disclosed on Schedule 1.1(c) only and not any disclosure made on any other Schedule (and for the avoidance of doubt, without giving effect to any Permitted Modification).

“Company Options” has the meaning set forth in Section 2.9(a).

“Company Products” has the meaning set forth in Section 4.20(a).

“Company Services” has the meaning set forth in Section 4.20(b).

“Company Stock Option Plan” means the triVIN Holdings, Inc. 2007 Stock Option Plan.

“Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by any Group Company in connection with its business, including, but not limited to, information, observations and data concerning (i) the business or affairs of any Group Company (or its predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, specifications and models, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) all production methods, processes, technology and trade secrets, (xiv) all similar and related information in whatever form and (xv) any confidential or proprietary information of or relating to Parent or its Affiliates or the transactions contemplated by this Agreement.  Confidential Information will not include any information that has been published in a form generally available to the public prior to the date of disclosure or use of such information.

“Confidentiality Agreement” means the mutual confidentiality agreement, dated as of October 25, 2010, by and between DealerTrack, Inc. and triVIN, Inc., a wholly owned subsidiary of the Company.

“Continuing Employee” has the meaning set forth in Section 7.7(a).

“Contract” means any written or oral contract, license, agreement, commitment, instrument or other legally binding obligation or arrangement to which a Person is a party, by which a Person is bound or by which any of the assets or properties of a Person is bound.

“Current Options” means each outstanding option to purchase Common Stock under the Company Stock Option Plan as of the date hereof.

“Debt Payoff Recipients” has the meaning set forth in Section 2.12(a)(ii).

“DGCL” means the Delaware General Corporation Law.

“Disputed Line Items” has the meaning set forth in Section 2.10(b)(ii)(B).

“Dissenting Share” has the meaning set forth in Section 2.11(a).

“Dissenting Stockholder” has the meaning set forth in Section 2.11(a).

“DOL” refers to the Department of Labor.

“Effective Time” has the meaning set forth in Section 2.3.

“Eligible Option” means each Company Option that has not expired or been exercised in full prior to the Effective Time and which (a) has an exercise price per share less than the Estimated Price Per Share set forth in the Estimated Closing Statement and (b) is vested on or prior to the Closing Date in accordance with the terms thereof (after giving effect to any vesting which is triggered by the transactions contemplated herein).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each and every other written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed by any Group Company or with respect to which any Group Company has or may in the future have any liability (contingent or otherwise); provided, that the term “Employee Benefit Plan” shall not include any plan entered into, maintained, contributed to or required to be contributed to by any Group Company and with respect to which no Group Company has or may in the future have any Liability other than de minimus Liabilities.

“Environmental Laws” means all Applicable Laws and all orders, policies and guidelines of all Governmental Entities, in each case concerning pollution or protection of the environment, natural resources, and occupational health and safety, as such of the foregoing are enacted and in effect on or prior to the Closing Date, including CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account with the Escrow Agent into which the Escrow Amount is deposited.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement by and among Parent, the Representative and the Escrow Agent, in a form and on terms that are consistent with the terms of this Agreement and mutually satisfactory to Parent and the Representative.

“Escrow Amount” means $9,494,688.27.

 “Escrow Funds” means, at any time, the portion of the Escrow Amount and Working Capital Escrow Amount then remaining in the Escrow Account (which, for purposes of clarity, shall include any interest accrued on the Escrow Amount and Working Capital Escrow Amount).

“Estimated Closing Statement” has the meaning set forth in Section 2.10(b)(i).

“Estimated Merger Consideration” has the meaning set forth in Section 2.10(b)(i).

“Estimated Price Per Share” means (a) (i) the Estimated Merger Consideration plus (ii) the Aggregate Exercise Price minus (iii) the Escrow Amount minus (iv) the Working Capital Escrow Amount divided by (b) the Fully Diluted Common Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Shares” has the meaning set forth in Section 2.8(c).

“Final Merger Consideration” has the meaning set forth in Section 2.10(b)(ii)(D).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Fully Diluted Common Shares” means (a) all shares of the Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Common Stock held in the treasury of the Company, if any) plus (b) all shares of the Preferred Stock issued and outstanding immediately prior to the Effective Time (with such number of shares of Preferred Stock calculated, for this purpose, by treating the shares of Preferred Stock as having been converted into outstanding shares of Common Stock without the need for actual conversion (and without having been actually converted) pursuant to Article Fourth Section B.6, Article Fourth Section C.6, Article Fourth Section D.6 and Article Fourth Section E.6, as applicable, of the Charter, but excluding shares of Preferred Stock held in the treasury of the Company, if any) plus (c) the aggregate number of Option Shares.

“Fundamental Representations” has the meaning set forth in Section 10.1.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and, certificate of formation and shall be deemed to include, in each case, any stockholders’, members’, registration rights, voting and similar agreements regarding the rights or obligations of the equityholders of such Person.

“Government Contract” has the meaning set forth in Section 4.6(a)(xxiii).

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal or (iv) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and any other U.S. or foreign securities exchange, futures exchange, commodities exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Group Companies” means, collectively, the Company and each of its Subsidiaries (direct or indirect).

“Group Company Employees” means, collectively, the officers, directors and key employees of any Group Company.

“Group Company IP Rights” has the meaning set forth in Section 4.12(a).

“Hazardous Materials” means all materials, wastes or substances defined by, or regulated under, any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, toxic waste, or toxic substance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof at the Closing) arising under, any obligations of any Group Company consisting of (i) indebtedness for borrowed money, (ii) any obligations in respect of any note, bond, debenture or other debt security (other than surety bonds that have not been drawn or performed), (iii) any liability with respect to interest rate swaps, collars, caps and similar hedging obligations (provided that for purposes hereof, such liabilities shall be valued as the amount of any termination payment, breakage, costs or other amounts payable upon termination thereof on the Closing Date), (iv) liabilities for deferred and unpaid purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (v) obligations required to be recorded as capitalized leases under GAAP, (vi) any other fees, expense reimbursements, indemnity payments or other amounts, in each case payable by any Group Company pursuant to the terms of the foregoing, and (vii) guarantees of any indebtedness of a third party of the type described in the foregoing clauses (i) and (ii).

“Indemnified Party” has the meaning set forth in Section 10.3(a).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Intellectual Property Rights” means any and all intellectual property and proprietary rights throughout the world in and to (i) patents and patent applications, along with all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith and all foreign counterparts of any such patents and patent applications (collectively, “Patents”), inventions (whether patentable or not and whether or not reduced to practice) and all improvements thereto, (ii) trademarks, service marks and trade names, brand names, logos, and other source identifiers and all goodwill associated therewith, and all registrations and applications therefor (collectively, “Trademarks”), (iii) works of authorship and other copyrightable works, copyrights and all registrations and applications therefor (“Copyrights”), (iv) Internet domain names (“Domain Names”), (v) software, and (vi) Confidential Information.

“Interim Tax Period” means with respect to any Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on the Closing Date.

“IRS” refers to the Internal Revenue Service.

“Joinder” has the meaning set forth in the introductory paragraph to this Agreement.

“Knowledge” means, with respect to the Company, the current, actual knowledge of, or the knowledge that would reasonably be expected to be gained by each of the individuals set forth on Schedule 1.1(a) following commercially reasonable inquiries of their respective direct reports.

“Leased Real Property” has the meaning set forth in Section 4.17(b).

“Letter of Transmittal” has the meaning set forth in Section 3.2(a).

“Liabilities” means, collectively, any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, subordinated or unsubordinated, matured or unmatured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of Taxes, other governmental, regulatory or administrative charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, claim, option, right of first refusal, right of first offer, attachment, easement, covenant or other right, restriction or encumbrance of any kind, including any collateral security arrangement, conditional or installment sales agreement or other restriction of any kind (other than those created under applicable securities laws).

“Losses” has the meaning set forth in Section 10.2(a).

“Lost Certificate Affidavit” has the meaning set forth in Section 3.2(b).

“Management Agreement” means the Management Fee Agreement, dated June 6, 2007, among the Company, General Systems Solutions, Inc., FDI Computer Consulting, Inc., and American Capital, Ltd. (f/k/a American Capital Financial Services, Inc.).

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.10(a).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Minor Claims” has the meaning set forth in Section 10.5(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Fundamental Representations” has the meaning set forth in Section 10.1.

“Non-Voting Common Stock” means the Class B Non-Voting Common Stock, par value $0.01 per share, of the Company.

“Notice of Claim” means a written notice that specifies in reasonable detail the breach of covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement (including the sections of this Agreement that are the subject of such breach) pursuant to which Losses are being claimed by the Indemnified Party, and including (if then known) the amount or the method of computation of such Losses claimed.

“Notice of Disagreement” has the meaning set forth in Section 2.10(b)(ii)(B).

“Option Holder” means a holder of an Eligible Option.

“Option Settlement Payment” has the meaning set forth in Section 2.9(a).

“Option Share” means a share of Common Stock issuable upon exercise of an Eligible Option in accordance with its terms.

“Option Surrender Forms” has the meaning set forth in Section 3.3(b).

“Order” means any order, judgment, decision, decree, writ, injunction or other ruling entered or issued by any Governmental Entity.

“Other Seller Payments” has the meaning set forth in Section 2.9(a).

“Parachute Payment Waiver” has the meaning set forth in Section 8.2(k).

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Paying Agent” has the meaning set forth in Section 3.1.

“Permits” has the meaning set forth in Section 4.9.

“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith Proceedings and for which adequate reserves under GAAP have been reserved on the balance sheet of the applicable Group Company, (b) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (c) Liens described on Schedule 1.1(b), (d) other Liens or imperfections of title to or on real or personal property that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection, (e) all leases, subleases, licenses and occupancy and/or use agreements affecting any real or personal property (or any portion thereof) to the extent disclosed on the Schedules hereto, (f) any Liens relating to the Indebtedness to be repaid at Closing pursuant to the terms hereof (but only to the extent such Liens are actually released at Closing), (g) Liens registered under the Uniform Commercial Code or the Personal Property Security Act as adopted in any particular state or province or similar legislation in other jurisdictions by any lessor or licensor of personal property to the Group Companies, (h) Liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts and (i) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature.

“Permitted Modifications” has the meaning set forth in Section 7.8.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means any information that is deemed to be personal information under any Applicable Law.

“Pre-Closing Tax Period” means any tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means all Liabilities for Taxes for the Pre-Closing Tax Period and the Interim Tax Period.  For purposes of calculating such liability for the Interim Tax Period, the portion of any Tax that is allocable to the Interim Tax Period shall be deemed to equal: (a) in the case of Taxes based upon or related to income or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Company and its Subsidiaries closed as of the close of such date; (b) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (c) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clause (a) or clause (b), the amount of such Taxes for the entire Straddle Period multiplied by a fraction (a) the numerator of which is the number of calendar days in the period ending on the Closing Date and (b) the denominator of which is the number of calendar days in the entire Straddle Period.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

“Preferred Stock Dividend Amount” means the amount of all accrued and unpaid dividends or interest with respect to the Preferred Stock as of the Closing Date.

“Proceeding” has the meaning set forth in Section 4.8.

“Pro Rata Share” means, with respect to each Seller, a percentage obtained by dividing (a) the aggregate number of shares of Common Stock and Preferred Stock held by (together with the aggregate number of Option Shares attributed to such Seller) such Person immediately prior to the Effective Time (with such number of shares of Preferred Stock calculated, for this purpose, by treating the shares of Preferred Stock as having been converted into outstanding shares of Common Stock without the need for actual conversion (and without having been actually converted) pursuant to Article Fourth Section B.6, Article Fourth Section C.6, Article Fourth Section D.6 and Article Fourth Section E.6, as applicable, of the Charter, but excluding shares of Preferred Stock held in the treasury of the Company, if any), by (b) the total number of Fully Diluted Common Shares outstanding immediately prior to the Effective Time.  The respective Pro Rata Shares of the Sellers are set forth on Exhibit C.

“Purchaser’s 401(k) Plan” has the meaning set forth in Section 7.7(d).

“Purchaser Indemnitee” has the meaning set forth in Section 10.2(a).

“Real Property Lease” has the meaning set forth in Section 4.17(b).

“Registered Company IP” has the meaning set forth in Section 4.12(d).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Release Date” has the meaning set forth in Section 10.1.

“Released Party” has the meaning set forth in Section 7.9.

“Releasing Party” has the meaning set forth in Section 7.9.

“Representative” has the meaning set forth in the introductory paragraph of this Agreement.

“Representative Expense Account” means the account maintained by the Representative into which the payment required by Section 2.12(a)(ii) shall be made and any successor account in which the Representative Expense Amount shall be held by the Representative.

“Representative Expense Amount” means $100,000, representing the amount to be paid to the Representative pursuant to Section 2.12(a)(ii) in respect of proceeds otherwise payable to the Sellers (other than the American Capital Parties) to pay certain expenses of the Representative pursuant to Section 11.1(f) hereof.

“Representative Expense Pro Rata Share” means, with respect to a Seller (other than an American Capital Party), a fraction, the numerator of which is equal to such Seller’s Pro Rata Share and the denominator of which is equal to the aggregate amount of all Pro Rata Shares of all Sellers other than the American Capital Parties.  The Representative Expense Pro Rata Share is as set forth on Exhibit D.

“Representative Expenses” means any (i) fees, costs, or expenses (including reasonable attorney’s fees and expenses) incurred (or reasonably expected to be incurred) or otherwise payable by the Representative on behalf of the Sellers under this Agreement or otherwise in connection with, or in anticipation of, the transactions contemplated by this Agreement and the Ancillary Documents and (ii) Liabilities of the Representative resulting from its role as Representative (including any fees, costs or expenses (including reasonable attorney’s fees and expenses) incurred by the Representative in connection with the investigation and/or defense of any such Liabilities).

“Requisite Stockholder Approval” means the approval by the holders of a majority of the voting power of the outstanding shares of each class of capital stock of the Company pursuant to and in accordance with the applicable provisions of the DGCL and the Governing Documents of the Company.

“Schedule Modifications” has the meaning set forth in Section 7.8.

“Schedules” means the disclosure schedules to this Agreement.

“Seller” means, collectively, (i) each holder of shares of Capital Stock as of immediately prior to the Effective Time and (ii) each holder of an Eligible Option.

“Seller Controlled Proceeding” has the meaning set forth in Section 7.2(c)(ii).

“Seller Expense Recipients” has the meaning set forth in Section 2.12(a)(iii).

“Seller Expenses” means, without duplication, all of the fees, expenses, costs, charges, payments and other obligations that are incurred by or on behalf of the Group Companies, the Representative or the Sellers (in each case to the extent paid or payable by any Group Company) or for which any Group Company is otherwise liable in connection with the transactions contemplated by this Agreement and the Ancillary Documents (whether incurred or to be paid prior to, at or after Closing), including (i) the fees and expenses of Group Companies’ bankers, counsel, accountants, advisors, agents and representatives, (ii) the fees and expenses of the Representative and its counsel, accountants, advisors, agents and representatives, (iii) any fees or other amounts payable at the Closing pursuant to the Management Agreement (including any amounts payable upon the termination of the Management Agreement), (iv) any success, change of control, special or other bonuses or similar amounts payable by any Group Company to any employee or director upon or in connection with or as a direct or indirect result of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including for the avoidance of doubt, any bonuses or other amounts payable, including any contingent bonuses or amounts, by any Group Company pursuant to the triVIN Holdings, Inc. 2010 Management Incentive Plan, and (v) the Group Companies’ obligations to pay transfer taxes, paying agent fees and filing fees and similar amounts under the HSR Act and other similar Applicable Laws as required under this Agreement.

“Seller Indemnitee” has the meaning set forth in Section 10.2(b).

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series C Preferred Stock” means the Series C Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Series D Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Special Modifications” has the meaning set forth in Section 7.8.

“Stock Certificate” has the meaning set forth in Section 3.2(a).

“Stockholders” means, the holders of shares of Capital Stock.

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Working Capital” means $(1,149,498).

“Tax” means (i) any and all federal, state, local, foreign or other taxes, including without limitation, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, duty, fee, levy, imposts or other charge of any kind whatsoever imposed by a Governmental Entity, including any interest, additions, fines and penalties in respect of the foregoing, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person and (ii) any liability for amounts described in (i) as a result of (1) being a member of an affiliated, consolidated, combined or unitary group, (2) as a transferee or successor, or (3) by contract or otherwise.

“Tax Matter” has the meaning set forth in Section 7.2(c)(i).

“Tax Return” has the meaning set forth in Section 4.15(a).

“Termination Date” has the meaning set forth in Section 9.1(d).

“Third Party Claim” has the meaning set forth in Section 10.4.

“Threshold” has the meaning set forth in Section 10.5(a).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Voting Common Stock” means the Class A Voting Common Stock, par value $0.01 per share, of the Company.

“WARN Act” has the meaning set forth in Section 4.13(d).

“Working Capital Escrow Account” means the account with the Escrow Agent into which the Working Capital Escrow Amount is deposited.

“Working Capital Escrow Amount” means $250,000.

ARTICLE 2
EFFECTS OF MERGER

Section 2.1           Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time.  Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.  When the term “Company” is used in this Agreement with respect to periods after the Effective Time, such term shall have the same meaning as the term “Surviving Corporation.”

Section 2.2           Closing of the Merger.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the parties hereto, which shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions), at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036 unless another time, date or place is agreed to in writing by Parent and the Company.  The “Closing Date” shall be the date on which the Closing is consummated.

Section 2.3           Effective Time.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as Parent and the Company may agree), the parties hereto shall cause an agreement or certificate of merger in form and substance reasonably acceptable to Parent and the Company (in any such case, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL.  The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.4           Effect of the Merger.  At and after the Effective Time, the Merger will have the effect set forth in this Agreement and the applicable provisions of the Certificate of Merger and the DGCL.  Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5           Certificate of Incorporation.  From and after the Effective Time, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and Applicable Law (subject to Section 7.16 hereof).

Section 2.6           Bylaws.  From and after the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and Applicable Law (subject to Section 7.16 hereof).

Section 2.7           Directors and Officers.  From and after the Effective Time, (a) the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Company in office immediately prior to the Effective Time, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and Applicable Law, as in effect from time to time.

Section 2.8           Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the stockholders of any of the foregoing:

(a)           Each share of common stock, par value $0.001, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)           Subject to Section 2.11 and Section 3.2, each share of Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time (but excluding any Excluded Shares and Dissenting Shares), shall be canceled, extinguished and automatically converted (with such number of shares of Preferred Stock calculated, for this purpose, by treating the shares of Preferred Stock as having been converted into outstanding shares of Common Stock without the need for actual conversion (and without having been actually converted) pursuant to Article Fourth Section B.6, Article Fourth Section C.6, Article Fourth Section D.6 and Article Fourth Section E.6, as applicable, of the Charter) into the right to receive an amount of cash (without interest) equal to (x) (i) the Merger Consideration plus (ii) the Aggregate Exercise Price, divided by (y) the Fully Diluted Common Shares.

(c)           Each share of Common Stock and Preferred Stock held by the Company in the Company’s treasury, any other Group Company or by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)           Amounts payable to holders of Common Stock and Preferred Stock as a result of the Merger as provided in this Section 2.8 shall be estimated and paid as, when and to the extent provided in this Article 2 and Article 3.  Such amounts shall be subject to reduction to reflect the funding of the Escrow Account, the Working Capital Escrow Account and the Representative Expense Amount (and, potentially, the release of Escrow Funds and payments of amounts in excess of the Escrow Funds to Parent or Purchaser Indemnitees in accordance with the terms hereof), and any applicable tax withholding amount.

Section 2.9           Treatment of Company Options.

(a)           Immediately prior to the Effective Time, each then outstanding option to purchase Common Stock under the Company Stock Option Plan (collectively, the “Company Options”) shall terminate and be canceled by the Company and, in the case of Eligible Options, shall automatically be converted into the right to receive (i) an amount of cash (without interest and subject to any applicable tax withholding) equal to the product of (A) the aggregate number of shares of Common Stock issuable upon exercise of such Eligible Option multiplied by (B) an amount equal to the Estimated Price Per Share minus the exercise price required to be paid by such holder in order to acquire one (1) share of Common Stock pursuant to such Eligible Option; minus such holder’s Representative Expense Pro Rata Share of the Representative Expense Amount and (ii) a Pro Rata Share of any additional cash amounts (without interest and subject to any applicable tax withholding) from time to time, and solely to the extent, payable to the Sellers pursuant to this Agreement, including pursuant to Section 2.10(b)(ii)(D), Section 10.2(b) and Section 10.8(b) (collectively, the “Other Seller Payments”).  The amounts payable to holders of Eligible Options as described in the preceding clause (i) are referred to herein as “Option Settlement Payments.”  Company Options that are not Eligible Options shall be canceled at the Closing, the holders of such Company Options shall not be entitled to receive any payments or consideration whatsoever with respect to such Company Options as a result of the Merger or the cancellation of such Company Options and the Company shall have no further obligation with respect to such Company Options.

(b)           The Surviving Corporation shall pay all amounts owing to a holder of Eligible Options pursuant to Section 2.9(a) (without interest and net of any applicable withholding) when specified in this Agreement by check, direct deposit or wire transfer of immediately available funds.  Other amounts payable to holders of Eligible Options pursuant to Section 2.9(a) shall be paid by the Surviving Corporation at the same time as such amounts are required to be paid to, or on behalf of, the Stockholders.  All amounts payable to holders of Eligible Options pursuant to this Section 2.9 shall be subject to and reduced by any applicable Tax withholding.

(c)           Prior to the Effective Time, the Company shall take, or cause to be taken, all such actions as Parent deems necessary in connection with the termination and cancellation of all Company Options, including, without limitation, obtaining any necessary consents, in form and substance reasonably satisfactory to Parent, of the holders thereof with respect to such cancellation.  The Company Stock Option Plan shall be terminated as of the Effective Time.

Section 2.10         Merger Consideration.

(a)           Merger Consideration.  The aggregate merger consideration to be paid hereunder in respect of all Common Stock, Preferred Stock and Eligible Options (the “Merger Consideration”) shall equal $130,960,058, less (i) the amount of Closing Indebtedness, less (ii) the amount of Seller Expenses, plus (iii) the amount, if any, by which Closing Working Capital is greater than Target Working Capital, less (iv) the amount, if any, by which Closing Working Capital is less than Target Working Capital, less (v) the Preferred Stock Dividend Amount.  The Merger Consideration shall be estimated and finally determined pursuant to Section 2.10(b).  The Merger Consideration shall be paid as and when described herein.

(b)           Determination of Merger Consideration.  The Merger Consideration shall be estimated and finally determined as follows:

(i)           Closing Date Estimate.  No later than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Estimated Closing Statement”) containing the Company’s good faith estimates of the amounts of Closing Indebtedness, Closing Working Capital, the Preferred Stock Dividend Amount and Seller Expenses, together with calculations of the Merger Consideration (the “Estimated Merger Consideration”) and the Estimated Price Per Share based on such estimates (which Estimated Closing Statement shall be reasonably acceptable to Parent).  The Estimated Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with Section 2.10(c).

(ii)          Post-Closing Adjustment.

(A)           Parent shall cause to be prepared and, as soon as practical, but in no event later than sixty (60) days after the Closing Date, shall cause to be delivered to the Representative, a statement (the “Closing Statement”) containing the actual amounts of Closing Indebtedness, Closing Working Capital and Seller Expenses, together with a calculation of the Merger Consideration based on such amounts.  The Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated in accordance with Section 2.10(c).  Parent shall, and shall cause the Surviving Corporation and its auditors to, make available to the Representative and its auditors all records and work papers used in preparing the Closing Statement.

(B)           If the Representative disagrees in whole or in part with the Closing Statement, then within thirty (30) days after its receipt of the Closing Statement, the Representative shall notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement.  To be effective, any such Notice of Disagreement shall include a copy of Parent’s Closing Statement marked to indicate the specific line items of the Closing Statement that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Representative’s calculation of each of the Disputed Line Items and the Representative’s revised Closing Statement setting forth its determination of the Merger Consideration and any component thereof.  All items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of a Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item to the extent of such corresponding effect.  In the event that the Representative does not provide a Notice of Disagreement within such 30-day period, the Representative shall be deemed to have accepted in full the Closing Statement as prepared by Parent, and such Closing Statement shall become final, binding and conclusive for all purposes hereunder as of 5:00 P.M. EST on such thirtieth (30th) day.  In the event any Notice of Disagreement is properly and timely provided, Parent and the Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any Disputed Line Items.  During such 30-day period, Parent and the Representative shall cooperate with each other and shall have reasonable access to the books and records, working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Merger Consideration and Disputed Line Items and the officers and other employees of the other Party, in each case, to the extent reasonably necessary or appropriate in connection with the resolution of the Disputed Line Items.  All Disputed Line Items agreed to during such 30-day period shall be final, conclusive and binding on the Parties and not subject to further appeal.  If, at the end of such period, Parent and the Representative are unable to resolve all such Disputed Line Items, then any such remaining Disputed Line Items shall be referred to a mutually agreeable accounting firm of national stature (the “Accounting Firm”).  Parent and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 2.10(b)(ii)(B), such services to be provided in the Accounting Firm’s capacity as an accounting expert and not an arbitrator.  The Accounting Firm shall be directed to determine as promptly as practicable whether the Merger Consideration as set forth in the Closing Statement requires adjustment.  The Accounting Firm shall be instructed that, in making such determination, it may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party, and that the Accounting Firm is only to consider matters still in dispute between Parent and the Representative.  Parent, the Surviving Corporation and the Representative shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Disputed Line Items, and shall provide interviews and answer questions, as such Accounting Firm may reasonably request.  The determination of the Accounting Firm shall be final, conclusive and binding on the Parties and shall be based solely on the terms of this Agreement (including Section 2.10(a)) and the written submissions by Parent and the Representative and not by independent review.

(C)           The costs and expenses for the services of the Accounting Firm shall be borne by the Surviving Corporation, on the one hand, and the Representative (on behalf of the Sellers), on the other hand, in inverse relation to their success with respect to any disputes submitted to the Accounting Firm for resolution.  Subject to the foregoing sentence, each party shall be responsible for its own fees and expenses incurred in connection with this Section 2.10(b).

(D)         After the Merger Consideration has been finally determined in accordance with this Section 2.10(b)(ii) (the Merger Consideration as so determined being referred to herein as the “Final Merger Consideration”), the following payments shall be made:

(1)           If the Final Merger Consideration exceeds the Estimated Merger Consideration, then the Surviving Corporation shall pay an amount in cash equal to such excess to the Paying Agent (for further distribution to the Sellers on a pro rata basis based on their respective Pro Rata Shares in accordance with Section 2.13).

(2)           If the Estimated Merger Consideration exceeds the Final Merger Consideration, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Surviving Corporation, first from the Working Capital Escrow Account, a portion of the Working Capital Escrow Amount equal to such excess (with the balance, if any, to be released to the Representative (on behalf of the Sellers)); provided, that in the event the Working Capital Escrow Amount is insufficient to satisfy a payment to be made pursuant to this Section 2.10(b)(ii)(D)(2), the amount of such shortfall may be paid from the Escrow Account in an amount equal to such shortfall (it being understood that, notwithstanding anything to the contrary contained herein, the Working Capital Escrow Amount and the Escrow Amount shall be the sole source of recovery for any payment required to be made pursuant to this Section 2.10(b)(ii)(D)(2)).

(E)          Any amount payable pursuant to Section 2.10(b)(ii)(D) shall be paid within ten (10) Business Days after the determination of the Final Merger Consideration via wire transfer of immediately available funds to the account designated in writing by the recipient thereof.

(F)          Payments pursuant to this Section 2.10(b)(ii) shall be treated for all purposes as adjustments to the Merger Consideration.

(c)           Accounting Procedures.  The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Audited Balance Sheet, except that such statements, calculations and determinations shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP.

Section 2.11         Dissenting Stockholders.

(a)           Notwithstanding any provision of this Agreement to the contrary, each share of Common Stock and Preferred Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Stockholder who (i) has not voted in favor of this Agreement or consented thereto in writing and (ii) who shall have otherwise perfected such holder’s dissenters’ rights in accordance with and as contemplated by the applicable provisions of the DGCL (each such Stockholder, a “Dissenting Stockholder”, and each share of Common Stock and Preferred Stock held by such Dissenting Stockholder, a “Dissenting Share”) shall not be converted into or represent the right to receive the amounts payable with respect to such Common Stock and Preferred Stock under Section 2.8, but shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that if such Dissenting Stockholder fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s shares under the applicable provisions of the DGCL, each share of Common Stock and Preferred Stock of such Dissenting Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the amounts payable with respect to such Common Stock and Preferred Stock under Section 2.8, and such share of Common Stock or Preferred Stock shall no longer be a Dissenting Share.  In such event, the Surviving Corporation shall deliver the amounts payable with respect to such Common Stock and Preferred Stock under Section 2.8 to which such Stockholder is entitled under this Section 2.11 (without interest) as and when such payments are required to be made following surrender by such Stockholder of the certificate or certificates representing the shares of Common Stock and Preferred Stock held by such Stockholder in the manner provided in Section 3.2.

(b)           The Company shall give prompt notice to Parent and the Representative of any demands (and withdrawals of such demands) received by the Company for appraisal of shares of Common Stock and Preferred Stock.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably, withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.  The Surviving Corporation shall pay to any Dissenting Stockholder any and all amounts due and owing to such holder as a result of any settlement of, or determination by any court of competent jurisdiction with respect to, such demands, as and when such payments are required to be made following surrender by such Dissenting Stockholder of the certificate or certificates representing the shares of Common Stock and Preferred Stock held by such Dissenting Stockholder in the manner provided in Section 3.2.

Section 2.12         Payments and Other Actions of Parent.

(a)           At Closing and subject to clause (b) below, Parent will make the following payments:

(i)           to the accounts designated by the Escrow Agent prior to the Closing Date, by wire transfer of immediately available funds for deposit in the Working Capital Escrow Account and the Escrow Account, respectively, an amount equal to the Working Capital Escrow Amount and the Escrow Amount, as applicable, which amounts shall be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement;

(ii)          to the account designated by the Representative prior to the Closing Date, by wire transfer of immediately available funds for deposit in the Representative Expense Account, an amount equal to the Representative Expense Amount, which amount shall be held and disbursed by Representative in accordance with this Agreement;

(iii)         to the accounts designated by the Debt Payoff Recipients prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the Group Companies’ Closing Indebtedness set forth on Schedule 2.12(a) to be paid off at Closing owing to such Persons (the recipients of such monies, being, collectively, the “Debt Payoff Recipients”), which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of any Group Company to repay such Closing Indebtedness, including costs and expenses related thereto;

(iv)         to the accounts designated in writing by the Company prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the portion of the Seller Expenses owing to such Persons (the recipients of such monies, being, collectively, the “Seller Expense Recipients”), net of any and all required withholding Taxes;

(v)          to an account designated in writing by the Paying Agent prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the Preferred Stock Dividend Amount (which amount shall be distributed by the Paying Agent to the Stockholders pursuant to Article 3);

(vi)         to an account designated in writing by the Paying Agent prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the Closing Cash Payment minus the Representative Expense Amount (which amount shall be distributed by the Paying Agent to the Stockholders pursuant to Article 3); and

(vii)        to the accounts designated in writing by the Company prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the aggregate Option Settlement Payments (which amount (net of all required withholding Taxes) shall be distributed by the Company to each holder of Eligible Options in accordance with Section 2.9).

(b)           No later than two (2) Business Days prior to the Closing, the Company shall prepare and deliver to Parent a schedule (the “Allocation Schedule”) which shall set forth a detailed breakdown of the foregoing payments, including the Preferred Stock Dividend Amount, and the recipients thereof (including a list of all holders of Eligible Options as of immediately prior to the Effective Time, together with (i) the number of shares of Common Stock subject to such Eligible Options and (ii) the exercise price for each such Eligible Options).  The parties hereto acknowledge and agree that. notwithstanding the terms hereof, each of Parent, Merger Sub, the Company and the Paying Agent can rely on the Allocation Schedule as setting forth a true, complete and accurate listing of all amounts due to be paid by Parent, Merger Sub, the Company and the Paying Agent at and after Closing.

Section 2.13         Other Payments.  In order to facilitate the payment of any funds payable to the Sellers after the Closing Date pursuant to this Agreement, (a) the Stockholders’ aggregate Pro Rata Share of such funds shall be paid to the Paying Agent for further distribution to the Stockholders on a pro rata basis (based on each Stockholder’s Pro Rata Share) and (ii) the Option Holders’ aggregate Pro Rata Share of such funds shall be paid to (or retained by, as applicable) the Surviving Corporation for further distribution to the Option Holders on a pro rata basis (based on each Option Holder’s Pro Rata Share).

ARTICLE 3
EXCHANGE OF SHARES

Section 3.1           Paying Agent.  Prior to the Effective Time, the Company and Parent shall mutually agree on and designate an entity to serve as paying agent for purposes of this Agreement (the “Paying Agent”).  All fees and expenses of the Paying Agent shall be borne by Sellers.

Section 3.2           Stockholders of the Company.

(a)           As soon as reasonably practicable after the date of this Agreement, the Company shall mail to each Person who is a holder of record of certificates which represent the outstanding shares of Common Stock and Preferred Stock (each, a “Stock Certificate”) (i) if the Merger is not approved by 100% of the Stockholders, the notices required in connection with having obtained the requisite consent of stockholders approving the Merger by Section 228(e) of the DGCL, including an information statement in a form approved by Parent describing in reasonable detail the Merger and this Agreement, (ii) if the Merger is not approved by 100% of the Stockholders, the notice to Stockholders of their appraisal rights under Section 262 of the DGCL, an information statement reasonably acceptable to Parent and any other information required to be provided to the Stockholders under Applicable Law, (iii) a letter of transmittal in the form attached hereto as Exhibit E (“Letter of Transmittal”) and (iv) instructions reasonably acceptable to Parent for effecting the surrender of such Stock Certificates for payment.  The Letter of Transmittal shall (w) specify that delivery shall be effected and risk of loss and title to the shares of Common Stock and Preferred Stock (or rights hereunder) represented by such Stock Certificates shall pass, only upon actual delivery of the Stock Certificates to the Paying Agent, (x) include appropriate transmittal materials and instructions for use in effecting the surrender of the Stock Certificates in exchange for the portion of the Merger Consideration that such Person is entitled to receive pursuant to Section 2.8(b) and such Stockholder’s Pro Rata Share of the Other Seller Payments, (y) contain a release of all claims from such Stockholder in a form reasonably acceptable to Parent for the benefit of Parent, Merger Sub, the Surviving Corporation and its Subsidiaries, and the predecessors, successors, assigns, officers, directors, stockholders, employees and agents of the foregoing entities, and (z) include a Joinder to this Agreement.  After the Effective Time, the Merger Consideration and such other amounts (if any) shall be paid (without interest) as follows to each Stockholder who delivers a duly executed Letter of Transmittal, a duly executed Joinder and surrenders such holder’s Stock Certificate or Stock Certificates (and such Stock Certificates shall thereafter be marked as canceled) or otherwise delivers a Lost Certificate Affidavit to the Paying Agent as and when provided in this Section 3.2:

(i)           as soon as reasonably practicable after receipt of such documentation, the Paying Agent shall pay such Stockholder, in the case of the shares of Preferred Stock formerly held by such Stockholder and represented by such Stock Certificate or Lost Certificate Affidavit, an amount equal to the portion of the Preferred Stock Dividend Amount relating to the shares of Preferred Stock formerly held by such Stockholder as set forth on the Allocation Schedule;

(ii)          as soon as reasonably practicable after receipt of such documentation, the Paying Agent shall pay such Stockholder, in the case of each share of Common Stock and Preferred Stock represented by such Stock Certificate or Lost Certificate Affidavit (with such number of shares of Preferred Stock calculated, for this purpose, by treating the shares of Preferred Stock as having been converted into outstanding shares of Common Stock without the need for actual conversion (and without having been actually converted) pursuant to Article Fourth Section B.6, Article Fourth Section C.6, Article Fourth Section D.6 and Article Fourth Section E.6, as applicable, of the Charter), an amount equal to the Estimated Price Per Share minus such Stockholder’s Representative Expense Amount Pro Rata Share of the Representative Expense Amount; and

(iii)         as soon as reasonably practicable after the Paying Agent receives any Other Seller Payment, an amount equal to such Stockholder’s Pro Rata Share of such payment.

(b)           If any Stock Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) a customary affidavit (in form and substance reasonably satisfactory to Parent) (“Lost Certificate Affidavit”) of that fact from the holder claiming such Stock Certificate to be lost, mislaid, stolen or destroyed, (ii) such customary contractual indemnity or other undertaking as Parent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Stock Certificate shall have been converted.  No Stockholder shall be entitled to any portion of the Merger Consideration pursuant to Section 2.8 or any Other Seller Payment until such holder delivers a duly executed Letter of Transmittal and surrenders such holder’s Stock Certificate or Stock Certificates or delivers a Lost Certificate Affidavit as provided in this Section 3.2.

Section 3.3           Holders of Company Options.

As soon as reasonably practicable after the date of this Agreement, the Company shall mail to each Person who is a holder of record of Eligible Options a Joinder and Letter of Transmittal, together with such other materials and instructions as Parent reasonably deems necessary for use in effecting the payment of the portion of the Merger Consideration that such Person is entitled to receive pursuant to Section 2.9 and such Option Holder’s Pro Rata Share of the Other Seller Payments (such Joinder, together with such other materials, the “Option Surrender Forms”).  In addition to the other conditions set forth in this Agreement, receipt of any Merger Consideration pursuant to this Agreement by a holder of record of Eligible Options is conditioned upon delivery to Parent, on or prior to the Effective Time, of a duly executed Joinder and the other Option Surrender Forms.

Section 3.4           Payments to Persons Other than Registered Holders.  If any consideration is to be paid to a Person other than the Person in whose name the Stock Certificate or Eligible Option surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall deliver such Stock Certificate or Eligible Option accompanied by all documents required to evidence and effect such transfer and shall pay to the Surviving Corporation any transfer or other Taxes payable by the Surviving Corporation required by reason of the payment of such consideration to a Person other than the registered holder of the Stock Certificate or Eligible Option so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

Section 3.5           Withholding Rights.  Notwithstanding anything to the contrary contained herein, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent, and any of their respective agents, shall be entitled to deduct and withhold from payments made in connection with any of the transactions contemplated by this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and any other Applicable Law.  To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, as the case may be, such deducted and withheld amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, or any of their respective agents, as the case may be.

Section 3.6           No Liability for Abandoned Property.  Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Corporation, Representative or the Paying Agent shall be liable to any Seller for any amounts paid (including any Merger Consideration) or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.7           Return of Funds.  If and to the extent any Seller fails to deliver a Letter of Transmittal and the related Stock Certificate, Lost Certificate Affidavit or Option Surrender Form to the Paying Agent prior to the six (6) month anniversary of the Closing Date, any funds received by the Paying Agent as Merger Consideration or disbursements from the Working Capital Escrow Account or Escrow Account and payable to such Seller in respect of such Seller’s shares of Common Stock and Preferred Stock and Company Options, as applicable, shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation (and any such cash may be commingled with the general funds of Parent or the Surviving Corporation, as the case may be), free and clear of all claims or interest of any Person previously entitled thereto (other than the claims of a Seller and its heirs, assigns and transferees hereunder) and shall be promptly delivered to the Surviving Corporation by the Paying Agent, and such Seller shall look only to the Surviving Corporation for payment of such amounts.  Each Seller who prior to such date delivers to the Paying Agent a duly completed and executed Letter of Transmittal and surrenders the related Stock Certificate or Lost Certificate Affidavit shall look only to the Paying Agent for satisfaction of any claims related to the Merger Consideration and such other amounts (except to the extent the Paying Agent has returned such funds to the Surviving Corporation as contemplated above, in which case such Seller shall only look to the Surviving Corporation as contemplated above).  Any interest, dividends or other income earned on the investment of cash held by the Paying Agent, together with all tax and other liabilities associated therewith, shall be for the account of the Surviving Corporation.  Notwithstanding the foregoing, none of the Paying Agent, Parent or the Surviving Corporation will be liable to any Seller for any Merger Consideration or other amounts payable to the Sellers hereunder if delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.8           Rights of Former Stockholders and Option Holders.  At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Common Stock and Preferred Stock immediately prior to the Effective Time and no transfer of Common Stock or Preferred Stock (or Eligible Options and Option Shares) by any such holder shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 3.2, each Stock Certificate theretofore representing shares of Common Stock or Preferred Stock (other than Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive a portion of the Merger Consideration as described herein and such additional amounts (if any) described herein.  Until a Joinder and other Option Surrender Forms have been executed and delivered to the Parent or the Surviving Corporation in accordance with the provisions of Section 3.3, each Eligible Option shall from and after the Effective Time represent for all purposes only the right to receive a portion of the Merger Consideration as described herein and such additional amounts (if any) described herein. The Merger Consideration and such additional amounts (if any) payable in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Stock and Preferred Stock (other than any Dissenting Shares) and Eligible Options.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

Section 4.1           Organization and Qualification.

(a)           Each Group Company is a corporation, limited partnership or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its respective jurisdiction of formation or organization (as applicable).  Each Group Company has the requisite corporate, limited partnership or other applicable power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b)           Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary (which such jurisdictions are set forth on Schedule 4.1(b)), except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate,  a Company Material Adverse Effect.

(c)           The Company has made available to Parent prior to the date hereof an accurate and complete copy of each Governing Document of each Group Company, in each case, as in effect as of the date of this Agreement.

Section 4.2           Capitalization of the Group Companies.

(a)           As of the date of this Agreement, the authorized and outstanding capital stock of the Company is set forth on Schedule 4.2(a).  As of the date hereof, there are outstanding employee stock options to purchase an aggregate of 8,673,495 shares of Common Stock (of which options to purchase an aggregate of 1,484,656 are exercisable).  Each such stock option was granted under and in accordance with the terms of the Company Stock Option Plan.  All of the issued and outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued and fully paid and nonassessable and all shares of Common Stock that may be issued pursuant to any stock option will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid, and, in each case, are and will be free and clear of any preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Liens (other than Permitted Liens).  Except as set forth on Schedule 4.2(a), as of the date of this Agreement, there are no outstanding (i) other equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, and (iii) options or other rights to acquire from the Company and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company.  As of the date hereof (and as of immediately prior to the Effective Time), all issued and outstanding shares of Common Stock and Preferred Stock are held of record by the Persons and in such amounts as set forth on Schedule 4.2(a).  Schedule 4.2(a) sets forth a true and complete list as of the date hereof of all holders of Current Options, including, with respect to each holder thereof, as applicable, (i) whether each such Current Option, is vested or unvested as of the date of this Agreement, and whether such Current Option is subject to vesting as a result of the transactions herein, (ii) the exercise price per underlying share, if applicable, (iii) the term of each such Current Option, (iv) whether such Current Option is a nonqualified stock option or incentive stock option, and (v) whether the optionee is an employee of the Company on the date hereof.  Prior to the date hereof, the Company has provided to Parent a copy of each form of award agreement that evidences the grant of Current Options, and, to the extent that any award has been granted that is evidenced by an award agreement that deviates from such form, the Company has provided to Parent a copy of such award agreement.

(b)           Except as set forth on Schedule 4.2(b), no Group Company directly or indirectly owns any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, or control, directly or indirectly, any other Person, and no Group Company is, directly or indirectly, a party to, member of or partner in any partnership, joint venture or similar business entity.  Schedule 4.2(b) sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns directly or indirectly, any equity, debt or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity interest.  Except as set forth on Schedule 4.2(b), all outstanding equity securities of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, are free and clear of any preemptive rights (except to the extent provided by Applicable Law and other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Liens (other than Permitted Liens) and are owned, beneficially and of record, by another Group Company.  Except as set forth on Schedule 4.2(b), there are no (i) outstanding equity securities of any Group Company, (ii) outstanding subscriptions, preemptive rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to any equity interests of any Group Company, (iii) Liens, proxies, voting trusts, or voting agreements with respect to the sale, issuance or voting of any shares of common stock (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding shares of common stock) of any Group Company, (iv) obligations to redeem, repurchase or otherwise acquire shares of common stock of any Group Company, and (v) outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to capital stock of, or other equity or voting interests in, any Group Company; in each of clauses (ii) or (iii) above, pursuant to any Applicable Law (other than any limitations or restrictions on transferability under any federal or state securities or “blue sky” laws), any Governing Document of Group Company or any Contract to which any Group Company.

Section 4.3           Authority.  The Company has the requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which the Company is or is specified to be a party have been or prior to Closing will be) duly authorized by all necessary action on the part of the Company.  This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company is or will be a party has been or prior to Closing will be) duly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

Section 4.4           Financial Statements; Liabilities; Solvency.

(a)           Attached hereto as Schedule 4.4(a) are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)           the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2008 and December 31, 2009 (the “Audited Balance Sheet”), and the related audited consolidated statements of income, cash flows and stockholders’ equity for each fiscal year of the Company then ended; and

(ii)          the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of November 30, 2010 (the “Interim Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows for the eleven-month period then ended.

(b)           The Financial Statements have been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except in the case of unaudited Financial Statements, to the absence of footnotes and normal and immaterial year-end adjustments.  Except as set forth on Schedule 4.4(b), the Financial Statements (including the notes thereto, if any) fairly present, in all material respects, (i) the financial position of the Company and its consolidated Subsidiaries as of the date thereof and (ii) the results of operations, changes in stockholders’ equity (in the case of the audited Financial Statements) and cash flows of the Company and its Subsidiaries for the fiscal period covered thereby, in compliance with GAAP as in effect on such date (subject, in the case of the unaudited Financial Statements, to the absence of footnote disclosure and changes that result from normal and immaterial year-end adjustments).  The books and records of the Company and its Subsidiaries are true, correct and complete in all material respects and have been maintained in all material respects in accordance with reasonable business practices.  All of the accounts receivable reflected in the Financial Statements represent bona fide transactions of the Group Companies that arose in the ordinary course of business.  None of the Group Companies has received written notice on or prior to the date hereof from any customer or partner that such customer or partner does not intend to pay any material account receivable.

(c)           Except for matters reflected or reserved against in the Interim Balance Sheet, neither the Company nor any of its Subsidiaries has any Liabilities of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except Liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business consistent with past practice or (ii) are incurred in connection with the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the 1934 Act).

(d)           None of the Group Companies has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony.  None of the Group Companies is insolvent.

Section 4.5           Consents and Approvals; No Violations.  Except as set forth on Schedule 4.5, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 6.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which any Group Company is a party or the consummation by any Group Company of the transactions contemplated hereby or thereby, except for the filing of the Certificate of Merger.  Neither the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which any Group Company is a party nor the consummation by any Group Company of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 4.5, result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of, or result in the payment of any additional amounts or consideration under any Material Contract or material Permit, (c) violate in any material respect any Order or Applicable Law or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of any Group Company.

Section 4.6           Material Contracts.

(a)           Except as set forth on Schedule 4.6(a) (together with all Real Property Leases and Affiliate Agreements, the “Material Contracts”) and other than this Agreement, as of the date of this Agreement, no Group Company is a party to or bound by any:

(i)           Contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis, or employment agreement, severance agreement or other agreement that require payments upon a “change in control” or similar payments covering any employee or director or former employee or director of any Group Company;

(ii)          commission and/or sales Contract with (A) any current employee, individual consultant, contractor or salesperson and pursuant to which the applicable Group Company made payments in excess of $100,000 during the eleven-month period ended November 30, 2010, (B) any partner of any Group Company or any distributor of any Company Products providing for the payment of any commissions or other sales compensation to any employees or agents of such partner or distributor and pursuant to which the applicable Group Company made payments in excess of $100,000 during the eleven-month period ended November 30, 2010, or (C) under which a firm or other organization provides commission or sales-based services to any Group Company pursuant to which the applicable Group Company made payments in excess of $100,000 during the eleven-month period ended November 30, 2010;

(iii)         Contract that obligates any Group Company to provide indemnification or a guarantee (other than intercompany guarantees) that could result in payments in excess of $100,000;

(iv)         Contract relating to Indebtedness (other than guarantees by way of endorsement or negotiable instruments in the ordinary course of business);

(v)          Contract whereby any Group Company has guaranteed or otherwise agreed to cause, insure or become liable or indemnify for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person;

(vi)         Contract relating to capital expenditures and involving future payments by any Group Company in excess of $100,000 in any individual case or $200,000 in the aggregate;

(vii)        Contract under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(viii)       Contract under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by any Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(ix)         Contract prohibiting any Group Company from freely engaging in any material business, or containing covenants that limit or purport to limit the ability of any Group Company to (A) compete in any business or with any Person or in any geographic area, (B) sell, supply, provide or distribute any service or product, (C) hire or solicit Persons for employment, (D) incur or guarantee any Indebtedness or to grant a Lien on the assets of any Group Company, or (E) use or enforce any Group Company IP Rights, including, in each case, any nondisclosure, non-competition, settlement, coexistence, standstill or confidentiality agreements;

(x)          collective bargaining agreement or other Contract with any collective bargaining representative or other Contracts with a labor union, labor organization or similar body;

(xi)         Contract pursuant to which any Group Company (a) grants a third Person a license to use any Group Company IP Rights (other than standard form software as a service agreements in a form substantially similar to those that the Company has made available to Parent prior to the date hereof) or (b) receives a license to use any benefit from any Intellectual Property of any third party (other than licenses for commercially available non-custom software or data services available on standard terms or involving annual payments to or from the Group Companies less than $100,000);

(xii)        settlement or similar Contract pursuant to which any Group Company is obligated to pay consideration in excess of $150,000 after the date hereof;

(xiii)       Contract that relates to any prior (within the past five years) or future disposition or acquisition of properties, of assets or of any interest in any business enterprise valued in excess of $100,000 by any Group Company, or any merger or business combination with respect to any Group Company;

(xiv)       powers of attorney (other than powers of attorney given in the ordinary course of business);

(xv)        Contract (A) providing for any Group Company to be the exclusive provider of any product or service to any Person or that otherwise involves the granting by any Person to any Group Company of exclusive rights of any kind, (B) providing for any Person to be the exclusive provider of any product or services to any Group Company or that otherwise involves the granting by any Group Company to any Person of exclusive rights, (C) granting to any Person a right of first refusal or right of first offer on the sale of any part of the business of any Group Company, (D) containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person other than any Group Company, or (E) pursuant to which any Group Company has agreed to provide services for a fixed price or maximum fee, or pursuant to any cap or other provision that provides for payment other than on an unrestricted “time and materials” basis and pursuant to which any Group Company expects to accrue revenue in excess of $100,000 during any twelve (12) month period after the date hereof;

(xvi)       Contract that obligates any Group Company to pay an amount in excess of $200,000 during the twelve (12) month period after the date hereof;

(xvii)      dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant Contract involving annual payments to or from the Group Companies in excess of $100,000;

(xviii)     joint venture, partnership, strategic alliance, funding or other Contract involving the sharing of profits, losses, costs or liabilities with any Person or any development, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service involving annual payments to or from the Group Companies in excess of $100,000;

(xix)        Contract pursuant to which any Group Company has granted or may be obligated to grant in the future, to any Person, a source code license or option or other right to use or acquire source code, including any agreements that provide for source code escrow arrangements, that is owned by any Group Company and that is material to the Group Companies taken as a whole;

(xx)         sales representative, original equipment manufacturer, value added re-seller, remarketer or other Contract for distribution of products or services of any of the Group Companies, or the products or services of any other Person, in each case pursuant to which the Group Companies paid the counterparty thereto in excess of $100,000 in the eleven month period ended November 30, 2010;

(xxi)        Contract with any customer or third party to provide support or maintenance, including for any third-party product, service or platform involving annual payments to or from the Group Companies in excess of $100,000;

(xxii)       Contract providing for the use, disclosure or sale of any Personal Information other than customer agreements based on the Company’s standard form;

(xxiii)      Contract with any Governmental Entity (a “Government Contract”); and

(xxiv)      Contract (including any end-user licenses) with any customer or client of the Group Companies that provides for the payment to the Group Companies in excess of $200,000 in the twelve (12) month period following the date hereof.

(b)           Except as set forth on Schedule 4.6(b), each Material Contract is in full force and effect and is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the Knowledge of the Company, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  Except as set forth on Schedule 4.6(b), neither any Group Company, nor, to the Company’s Knowledge, any of the other parties thereto, is currently in breach in any respect of any of the terms and conditions of any Material Contract except where any such breach has not been or would not be, individually or in the aggregate, material.  Except as set forth on Schedule 4.6(b), no Group Company has received any notice of the intention of any party to terminate any Material Contract or to exercise any option not to renew thereunder.

Section 4.7           Absence of Changes.  Except as set forth on Schedule 4.7, during the period beginning on the date of the Interim Balance Sheet and ending on the date of this Agreement, (i) a Company Material Adverse Effect has not occurred or existed, (ii) each Group Company has conducted its business in the ordinary course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto) and (iii) no Group Company has taken any action that if taken after the date of this Agreement would constitute a violation of Section 7.1(c).

Section 4.8           Litigation.  Except as set forth on Schedule 4.8, there is no, and during the two (2) year period prior to the date of this Agreement there has not been, any, suit, litigation, arbitration, mediation, alternative dispute resolution procedure, claim, action, proceeding, hearing, audit, inquiry, examination or investigation of any nature (each, a “Proceeding”) pending or, to the Company’s Knowledge, threatened or under investigation against any Group Company or any Group Company’s properties or assets or, to the Company’s Knowledge, directors, officers or employees, which (i) alleges damages in excess of $150,000, (ii) is brought by or on behalf of a Governmental Entity and relates to any material Permits, (iii) seeks injunctive relief or non-monetary damages, (iv) alleges criminal behavior by any of the Group Companies or any of their respective directors, officers, employees or Affiliates or (v) would reasonably be expected to have a Company Material Adverse Effect.  Except as set forth on Schedule 4.8, no Group Company is subject to any outstanding material order, writ, injunction, judgment or decree.

Section 4.9           Permits; Compliance with Applicable Law.  Schedule 4.9 contains a true, correct and complete list of all material permits, licenses, approvals, certificates and other authorizations of any Governmental Entity that are required to permit the Group Companies to conduct their business (collectively, “Permits”).  Except as set forth on Schedule 4.9, (i) each Group Company holds, and currently is (and during the last two (2) years has been) in compliance in all material respects with, all Permits necessary for the lawful conduct of their respective businesses as presently conducted, (ii) all such Permits are (and during the last two (2) years have been) in full force and effect and (iii) during the past two (2) years, (x) no material violations have been recorded in respect of any material Permit and (y) no Group Company has received written notice relating to the revocation or denial of any material Permits or alleging that it is not or may not be in compliance with, or has, or may have any, material liability under any material Permits.  No Proceeding is pending or, to the Company’s Knowledge, threatened to revoke or limit any Permit, nor has any such Proceeding been pending at any time during the prior two (2) years.  None of the Group Companies or their respective properties or assets, or to the Company’s Knowledge, any Group Company’s directors, officers or employees (solely in their capacities as such), are currently, nor have any such Persons been at any time during the past two (2) years, subject to any (i) material Orders or (ii) any Orders that would reasonably be expected to materially impair any Group Company’s ability to operate its business as presently conducted.  The Group Companies are, and for the three (3) years have been, in compliance in all material respects with all Applicable Laws.  Except as set forth on Schedule 4.9, none of the Group Companies has received any written communication during the past three (3) years from a Governmental Entity that alleges that any Group Company is not in compliance in any material respect with any Applicable Laws which has not heretofore been cured or for which there is any remaining liability.  The Group Companies have taken commercially reasonable steps to ensure that their respective directors, officers and employees comply in all material respects with all Applicable Laws.  None of the Group Companies, nor any officer, director or employee thereof (acting on the behalf of a Group Company), has, directly or indirectly, given or agreed to give any improper or illegal gift, entertainment or similar benefit to any governmental employee or other Governmental Entity, or made any unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, in violation of Applicable Law.  The Group Companies have complied in all material respects with all applicable government contracting procedures in connection with the entry into the Government Contracts.

Section 4.10         Employee Plans.

(a)           Schedule 4.10(a) sets forth a true and complete list of each Employee Benefit Plan.

(b)           The Company has made available to Parent prior to the date hereof the following documents with respect to each Employee Benefit Plan:  (1) correct and complete copies of all documents embodying such Employee Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, (2) a written description of any such Employee Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the three most recent annual actuarial valuations, if any, (5) all IRS or DOL determination, opinion, notification and advisory letters, (6) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from any Governmental Authority received in the last three years, (8) all discrimination tests for the most recent three plan years, and (9) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(c)           Each Employee Benefit Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Employee Benefit Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued.  Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) to the Knowledge of the Company, is so qualified and (ii) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Employee Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination.  The most recent determination notification, advisory and/or opinion letter for each such Employee Benefit Plan has not been revoked, and no fact or event exists that would reasonably be expected to result in the revocation of such qualified status.

(d)           No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or ever in the past was (1) a Multiemployer Plan, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(e)           Neither the Company nor any of its Subsidiaries is subject to any material liability, penalty or tax under Sections 4975 through 4980B of the Code or Title I of ERISA.  The Company and its Subsidiaries have complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA.  No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan.

(f)           No Employee Benefit Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and its Subsidiaries other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (2) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (3) disability benefits that have been fully provided for by insurance under a Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (4) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Schedule 4.10(f).

(g)           Except as set forth in Schedule 4.10(g), there is no contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code.  For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.  Except as set forth in Schedule 4.10(g), the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan, or (3) trigger any obligation to fund any Employee Benefit Plan.

(h)           No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Company’s Knowledge, threatened against or with respect to any Employee Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Employee Benefit Plan).  Except as set forth in Schedule 4.10(h), there are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS, DOL, or other Governmental Entity with respect to any Employee Benefit Plan.

(i)           With respect to each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan has been maintained and operated in material compliance with Section 409A of the Code and the applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder.  No stock option granted by the Company or any of its Subsidiaries (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

Section 4.11         Environmental Matters.

(a)           Except as set forth on Schedule 4.11:

(i)           The Group Companies are, and for the previous three (3) years have been, in compliance, in all material respects, with all Environmental Laws.

(ii)          Without limiting the generality of the foregoing, the Group Companies hold and are (and have been at all times during the past three (3) years) in compliance in all material respects with all Permits that are required pursuant to Environmental Laws, and have timely applied for all required renewals thereof.

(iii)         During the past three (3) years, no Group Company has received any notice of any Proceeding or investigation alleging any material violation of, or material liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws.

(iv)         Neither any Group Company nor any of its agents, employees or contractors has Released any Hazardous Materials at, on, under, or from any property currently or formerly owned, leased or operated by any Group Company, and to the Company’s Knowledge, there are no Hazardous Materials at, on, under, or emanating from any property currently or formerly owned, leased or operated by any Group Company, in each case which could give rise to a material liability of any Group Company under Environmental Laws.

(b)           The Company has provided to Parent prior to the date hereof all material environmental assessments, audits, tests, studies, investigations or other analyses in its possession relating to all properties leased or operated by the Group Companies.

Section 4.12         Intellectual Property.

(a)           Except as set forth on Schedule 4.12(a), the Group Companies either exclusively own, free and clear of all Liens, except for Permitted Liens, or have a valid written license with sufficient right to use, all Intellectual Property Rights used or held for use in the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”).

(b)           None of the Group Companies has granted any exclusive licenses or rights of any kind in the Group Company IP Rights to any Person or holds rights to Group Company IP Rights jointly with any third Person.  None of the Group Companies has granted any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, the Group Company IP Rights.

(c)           The Group Company IP Rights comprise all the material Intellectual Property Rights necessary for the operation of the business of the Group Companies as currently conducted, including the design, development, manufacture, use, import and sale of products and services being developed or commercialized by the Group Companies.

(d)           Following the Closing, the Group Companies (including the Surviving Corporation) will be permitted to exercise all of the Group Company IP Rights to the same extent the Group Companies would have been able to had the transactions contemplated by this Agreement not occurred.  Except for restrictions and payments set forth in the agreements listed on Schedule 4.6(a), all Group Company IP Rights are, and immediately after the Closing Date will be, fully transferable, alienable or licensable by the Group Companies (including the Surviving Corporation) without restriction and without payment of any kind to any Person, except as a result of any independent agreements or obligations of Parent.  Neither this Agreement nor the transactions contemplated hereby will result in (i) the Surviving Corporation or Parent granting to any third party any right with respect to any Intellectual Property Rights that is not already granted immediately prior to the Closing Date, (ii) the Surviving Corporation or Parent or any of their respective Affiliates being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business or use of Group Company IP Rights other than restrictions existing immediately prior to the Effective Date and set forth on Schedule 4.12(d), or (iii) the Surviving Corporation or Parent or any of their respective Affiliates being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Company prior to the Closing Date.

(e)           Schedule 4.12(e) sets forth a list of all Patents, Trademarks, Copyrights and Domain Names owned by each Group Company as of the date hereof that are registered, recorded or filed in the name of a member of the Group Companies with the applicable Governmental Entity (“Registered Company IP”), in each case listing (1) the name of applicant or current owner, (2) jurisdiction, (3) filing date or registration date and (4) the application or registration number.  Each item of Registered Company IP is current with its registration and maintenance requirements and, to the Company’s Knowledge, is valid, subsisting and enforceable.

(f)           No Group Company has used Open Source Software in any manner that would, with respect to any product or services being developed or commercialized by the Group Companies or any Group Company IP Rights, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create obligations for the Group Companies with respect to Group Company IP Rights or grant to any third party any immunity under the Group Company IP Rights, or (v) impose any other material limitation, restriction, or condition on the right of the Group Company with respect to its use or distribution.  With respect to any Open Source Software that is or has been used by the Group Companies in any way, the Group Companies are and have been in material compliance with all applicable licenses with respect thereto.  “Open Source Software” means any software license or distributed pursuant to any of the following licenses or distribution models similar to any of the following:  (i) GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

(g)           No Group Company IP Rights are subject to any Proceeding or outstanding Order that restricts in any manner the use, transfer or licensing thereof by the Group Companies.  None of the Group Companies has received any written opinion of counsel regarding any Patent of any Person.

(h)           There is no Proceeding pending or, to Company’s Knowledge, threatened against any Group Company (i) contesting the enforceability, validity, use or ownership of any Group Company IP Right or (ii) alleging that any Group Company is infringing or misappropriating the Intellectual Property Rights of any other Person.  To the Company’s Knowledge, the conduct of the business of the Group Companies has not, and does not, infringe or misappropriate any Intellectual Property Rights of any Person or constitute unfair competition or trade practices under Applicable Law.

(i)            There is no Proceeding currently pending that have been brought by any Group Company against any Person alleging infringement or misappropriation of any Group Company IP Rights owned by such Group Company.  To the Company’s Knowledge, no Person has infringed or misappropriated during the three (3) year period prior to the date hereof or is currently infringing or misappropriating any Group Company IP Rights.

(j)            The Group Companies have taken all actions reasonably necessary to maintain and protect all of the Group Company IP Rights.  Except as set forth on Schedule 4.12(j), all current and former agents, employees and independent consultants of the Group Companies involved in the development of any Company products or Company services have executed and delivered to the Group Companies a written agreement with terms requiring the protection, non-disclosure and limitation on use of Group Company IP Rights and a written assignment agreement that vests in Group Company exclusive ownership of all right, title and interest in and to any Intellectual Property Rights to which such employees, agents and independent consultants have any interest arising out of their work in the scope of their employment or during the course of performance of services for the Group Companies.  All of the individuals identified in Schedule 4.12(j) are former employees, and not independent contractors, of the Group Companies.  The Group Companies do not use any inventions, works of authorship, trade secrets or proprietary information made by any individual identified in Schedule 4.12(j) during their employment with the applicable Group Company, except for any inventions, works of authorship, trade secrets or proprietary information that were fully vested in or have been assigned to the applicable Group Company by operation of law or otherwise.  No individual identified in Schedule 4.12(j) holds any right, title or interest in or to any Company Products, or any portions thereof, or any Intellectual Property Rights therein.  Other than rights received under the in-bound licenses specified on Schedule 4.6(a)(xi), all Group Company IP Rights have been created or developed solely by such agents, employees and independent consultants.

Section 4.13         Labor Matters.

(a)           Except as set forth on Schedule 4.13(a), during the past three (3) years: (i) no Group Company has been a party to, or bound by, any Contract with respect to its employees, (ii) no labor union, labor organization, or works council has, to the Company’s Knowledge, represented any employees of the Group Companies, (iii) no union organization campaign or other activities to organize any employees of any Group Company or compel any Group Company to bargain with any labor organization has been in progress, or, to the Company’s Knowledge, threatened, and no question concerning representation has, to the Company’s Knowledge, arisen respecting employees of any Group Company, (iv) there have been no strikes, walkouts, work stoppages, slowdowns, leafleting, picketing, boycotts, or lockouts, with respect to any employees of any Group Company, or, to the Company’s Knowledge, threats thereof, (v) there have been no material union grievances or labor arbitrations against any Group Company, or, to the Company’s Knowledge, threats thereof, and no Group Company has materially breached or failed to comply with the provisions of any collective bargaining agreement, and (vi) there have been no material unfair labor practice charges, Proceedings, or complaints against any Group Company before the National Labor Relations Board or other similar Governmental Entity, or, to the Company’s Knowledge, threats thereof, and no Group Company has been found by the National Labor Relations Board or any court to have engaged in any material unfair labor practice in material violation of the National Labor Relations Act or any similar Applicable Laws.

(b)           Except as set forth on Schedule 4.13(b), during the past three (3) years, no Group Company has been subject to any material Proceeding with respect to any employment-related issues, including, but not limited to, applicants for employment, by the Office of Federal Contract Compliance Programs, the Occupational Safety and Health Administration, the Department of Labor, or other similar Governmental Entity, or subject to any material fines, penalties, or assessments associated with any such Proceeding.

(c)           Except as set forth on Schedule 4.13(c), no Group Company has any liability, whether absolute or contingent, including any obligations under any employee benefit plans, with respect to any misclassification of any person under any wage and hour laws, including any misclassification as an independent contractor or consultant rather than as an employee.

(d)           Except as set forth on Schedule 4.13(d), no Group Company has experienced or effected any “plant closing” or “mass layoff,” since August 22, 2007, as defined by the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended (the “WARN Act”), or any similar state or local laws.  No Group Company has incurred any liability or obligation that remains unsatisfied under the WARN Act or any similar state or local laws.

Section 4.14        Insurance.  Schedule 4.14 contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination or intent to cancel has been received by any Group Company with respect to any such policy during the past three (3) years.  No Group Company is in material default under any such insurance policies.  Except as set forth on Schedule 4.14, (a) no Group Company has made any claim under any such policy during the past three (3) years with respect to which an insurer has questioned, denied or disputed or otherwise reserved its rights with respect to coverage and (b) no insurer has threatened in writing to cancel any such policy.

Section 4.15         Tax Matters.  Except as set forth on Schedule 4.15:

(a)           each Group Company has duly and timely filed (or has had duly and timely filed on its behalf) with the appropriate domestic federal, state, local and foreign taxing authorities all income and other material tax returns, information returns, statements, forms, filings and reports (including any schedule or attachment thereto and any amendment thereof) (each a “Tax Return”) required to be filed with respect to such Group Company and no Group Company is presently the beneficiary of any extension of time within which to file any Tax Return, all material Taxes required to have been paid with respect to the Group Companies (whether or not shown on any Tax Return) whether disputed or not have been timely paid or will be timely paid prior to Closing, including Taxes which such Group Company is required to withhold and any estimated Tax required to be paid for the current taxable year (other than taxes which are being contested in good faith), any liability of the Group Company for Taxes not yet due and payable, or which are being contested in good faith, has been adequately provided for on the Financial Statements in accordance with GAAP, and since the date of the Financial Statements, none of the Group Companies has incurred any material liability for Taxes outside of the ordinary course of business, there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Group Companies;

(b)           all Tax Returns filed with respect to each of the Group Companies are true, complete and correct in all material respects;

(c)           no Group Company is currently the subject of a Tax Proceeding, no such Proceeding is pending or, to the Company’s Knowledge, threatened with respect to any Group Company, no officer, director or employer responsible for Tax matters of the Group Companies has personal knowledge that any authority will propose or assess any additional Taxes with respect to the Group Companies;

(d)           no Group Company has consented or requested to extend the time, or is the recipient of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect) and no Group Company has waived any statute of limitations;

(e)           no Group Company has received from any taxing authority any notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not since been satisfied by payment or been withdrawn nor has any Group Company been notified by any taxing authority in writing of an intent to raise such issues;

(f)           no claim has ever been made by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to taxation by that jurisdiction;

(g)           no Group Company (i)  has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than any such Tax Return of which the Company is the common parent), (ii)  has incurred any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), or (iii) is a party to or bound by, or liable for any Taxes as a result of, any Tax allocation, indemnity or sharing agreement;

(h)           no Group Company has engaged in any transaction that is a “reportable transaction” under Section 1.6011-4(b) of the Treasury Regulations;

(i)            no Group Company has distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in party by Section 355 or 361 of the Code;

(j)            no power of attorney granted by or with respect to any Group Company for Taxes is currently in force, no ruling with respect to Taxes has been requested by or on behalf of any Group Company; and no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to any Group Company;

(k)           the Company has provided or made available to Parent prior to the date hereof true, correct and complete copies of all Tax Returns, filed on or after June 30, 2007, examination reports, and statements of deficiencies filed, assessed against, or agreed to by any Group Company with respect to Taxes and all correspondence with any Governmental Entity regarding Taxes;

(l)            no Group Company has made, changed or revoked, or permitted to be made, changed or revoked, any material election or method of accounting with respect to Taxes affecting or relating to any Group Company and is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods;

(m)          each Group Company has (i) withheld all required amounts from its employees, agents, shareholders, contractors and other third parties and remitted such amounts to the proper authorities; (ii) paid when due all employer contributions and premiums; and (iii) is in material compliance with all reporting obligations and Applicable Laws with respect to employee income Tax withholding, social security, unemployment Taxes and premiums;

(n)           none of the Group Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(o)           no Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any:  (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law); (ii) installment sale or other open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date;

(p)           no Group Company is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes; and

(q)           no tax asset or attribute of Group Company is currently subject to a limitation in Section 382 or 383 of the Code or similar provision of state, local, or foreign law.

Section 4.16        Brokers.  Other than as set forth on Schedule 4.16, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or Group Company.

Section 4.17          Real and Personal Property.

(a)            Owned Real Property.  None of the Group Companies own any real property.

(b)            Leased Real Property.  Schedule 4.17(b) sets forth a true and complete list of all leases (each a “Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which any Group Company is a tenant as of the date of this Agreement.  Except as set forth on Schedule 4.17(b), (i) each Real Property Lease is valid and binding on the Group Company party thereto and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) none of the Group Companies, and to the Company’s Knowledge, none of the other parties thereto, are in breach or default under such Real Property Lease, and, to the Company’s Knowledge, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a breach or default under any Real Property Lease, (iii) to the Company’s Knowledge, there are no written or oral subleases, concessions or other contracts granting to any Person other than a Group Company the right to use or occupy any Leased Real Property, (iv) to the Company’s Knowledge, there are no outstanding options or rights of first refusal to purchase all or a portion of such Leased Real Property, (v) all buildings, structures, fixtures, building systems and equipment, and all components which are part of the Leased Real Property are in good condition and structurally sound in all material respects, and all mechanical and other systems located therein are in good operating condition, subject to normal wear, and are sufficient for the operation of the Group Companies’ business as presently conducted in all material respects, (vi) to the Company’s Knowledge, there is no pending or written threat of condemnation or similar proceeding affecting the Leased Real Property or any portion thereof, (vii) no portion of any facility, building, improvement or other structure located on any of the Leased Real Property has suffered any material damage by fire or other casualty within the past three years which has not been substantially repaired or restored and (viii) the Company has made available to Parent or Merger Sub prior to the date hereof true and complete copies of each Real Property Lease.

(c)           Title to Assets.  Each Group Company has good, valid and marketable title to all of the assets, properties and interests in properties (tangible and intangible) owned (or a valid leasehold interest with respect to assets that are leased) by such Group Company and reflected on the Interim Balance Sheet, or acquired after the date of the Interim Balance Sheet, free and clear of all Liens, except for Permitted Liens.  Such assets, properties and interests in properties (tangible and intangible) include all assets, properties and interests in properties (tangible and intangible) necessary to enable each Group Company to carry on its business as presently conducted.  All tangible personal property used by each Group Company in the operation of its business is in reasonably good condition and repair, subject to reasonable wear and tear considering the age and ordinary course of use of such property.

Section 4.18         Transactions with Affiliates.  Schedule 4.18 sets forth all loans, leases, Contracts or other arrangements between any Group Company, on the one hand, and any stockholder, director, officer, employee or Affiliate of such Group Company, any member of such Person’s immediate family or any trust, partnership or corporation in which any of the foregoing Persons has a material economic interest, or any other Affiliate of any Seller, on the other hand (each, an “Affiliate Agreement”).  Except as set forth on Schedule 4.18, no Group Company is indebted to any stockholder, director, officer, employee or Affiliate of such Group Company (or any member of such Person’s immediate family or any trust, partnership or corporation in which any such Person has a material economic interest, or any other Affiliate of any Seller), except for amounts due as normal salaries and bonuses and in reimbursement of ordinary course expenses, and no such Person is indebted to any Group Company.  None of the Sellers have agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of any Group Company.

Section 4.19         Privacy.

(a)           The Group Companies have at all times provided complete and accurate notice of their respective privacy, data protection, and data security practices on all of their respective websites, and the Group Companies’ privacy practices have at all times conformed to such privacy notices in all material respects.  Except as required to process a transaction requested by a customer of the Group Companies, or to provide the Group Companies’ products or services, the Group Companies have not disclosed, nor have they had any obligation to disclose, any Personal Information to any third party.  Except as set forth in Schedule 4.19(a), there is no, and during the three (3) year period prior to the date of this Agreement there has not been any, Proceeding pending, or to the Company’s Knowledge, threatened against any Group Company alleging a violation of any Person’s privacy, data protection, or data security rights.  Neither this Agreement nor the consummation of the transactions contemplated hereby will violate any such rights or any other applicable privacy, data protection, or data security obligation.

(b)           During the three (3) year period prior to the date of this Agreement, none of the Group Companies have used, sold, transferred, licensed, disclosed or made available any Personal Information received, directly or indirectly, from another Person who collected such Personal Information from the relevant individual, except in compliance with (i) any Contract under which such Personal Information was obtained and (ii) the privacy policy under which such Personal Information was collected.

(c)           The Group Companies have taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical, administrative, and physical security of Personal Information) to protect all Personal Information against loss and against unauthorized access, use, disclosure, or any other misuse.  During the three (3) year period prior to the date of this Agreement, there have been no material breaches or material violations of any security measures or any unauthorized access to or other misuse of Personal Information and there has been no unauthorized disclosure of electronic communications or Personal Information.  The Company and its Subsidiaries maintain reasonable disaster recovery and business continuity plans and procedures, and have taken commercially reasonable steps to safeguard the information technology systems used in or necessary to conduct the business of the Group Companies as currently conducted.

Section 4.20         Product Warranties; Services.

(a)           Each product (including any software product) or service (including software hosted as a service) developed, manufactured, sold, licensed, leased or delivered by the Group Companies during the two (2) year period prior to the date of this Agreement (collectively, the “Company Products”) has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties.  No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by Applicable Law.

(b)           To the Company’s Knowledge, all services provided by the Group Companies to any third party during the two (2) year period prior to the date of this Agreement (“Company Services”) were performed in conformity in all material respects with the terms and requirements of all applicable express and implied warranties and all applicable services agreements.

Section 4.21         Customers.  Schedule 4.21 lists each of the top twenty (20) customers of the Group Companies in terms of revenues received in the fiscal year ended December 31, 2009 and for the ten-month period ended October 31, 2010.  None of the Group Companies has received notice from any customer identified on Schedule 4.21 indicating that any such customer (i) intends to terminate its existing agreements with any Group Company, (ii) intends to materially reduce its level of purchases from the Group Companies or (iii) intends to renegotiate pricing.

Section 4.22        No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Agreement (as modified by the Schedules hereto), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, its Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company, the Sellers or any of their respective Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this Agreement (as modified by the Schedules hereto as supplemented or amended), the Company and the Sellers hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their respective Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent, Merger Sub or their respective Affiliates or representatives by any director, officer, employee, agent, consultant, or representative of the Company or the Sellers or any of their respective Affiliates)

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS AND THE REPRESENTATIVE

The Representative, in its capacity as Sellers’ representative hereby makes the representations set forth in Section 5.1, 5.4 and 5.5 and each Seller, severally as to himself, herself or itself only and not jointly and severally or as to any other Seller, hereby represents and warrants, in each case, as of the date hereof and as of the Closing Date, to Parent and Merger Sub as follows:
Section 5.1           Authority, Consents and Approvals, No Violations.

(a)           Such Person has the requisite power and authority or, with respect to individuals, the capacity, to execute and deliver this Agreement, the Ancillary Documents to which he, she or it is or is specified to be a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which such Person is or is specified to be a party and the consummation of the transactions contemplated thereby will by the Closing be) duly authorized by all necessary action (corporate or otherwise) on the part of such Person, and no other actions (corporate or otherwise) on the part of such Person are necessary to consummate the transactions contemplated hereby or thereby.  This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which such Person will be a party will by the Closing be) duly executed and delivered by such Person and constitutes a valid, legal and binding agreement of such Person (assuming that this Agreement has been and the Ancillary Documents to which such Person is or will be a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against such Person in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

(b)           Except as set forth on Schedule 5.1(b), assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 6.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by such Person of this Agreement or the Ancillary Documents to which such Person is a party or the consummation by such Person of the transactions contemplated hereby or thereby.  Neither the execution, delivery or performance by such Person of this Agreement or the Ancillary Documents to which such Person is or is specified to be a party nor the consummation by such Person of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of such Person’s Governing Documents (if applicable), (b) except as set forth on Schedule 5.1(b), result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any contract to which such Person is a party or by which the equity interests in the Company owned by such Person may be bound or affected, (c) violate any Order or Applicable Law to which such Person or any of its properties, assets or equity interests in the Company is subject to or bound or (d)  result in the creation of any Lien upon any of the equity interests in the Company owned by such Person.

Section 5.2           Ownership.  Such Seller is the lawful owner, of record and beneficially, of the equity interests in the Company owned by such Seller listed opposite such Seller’s name on Schedule 4.2(a) and such Seller has good title to such Fully Diluted Common Shares, free and clear of any Liens.  Except as set forth on Schedule 5.2, there are no Contracts between such Seller and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of the Capital Stock.

Section 5.3           Seller Acknowledgment.  Such Seller has reviewed and understands the terms of this Agreement and the other Ancillary Documents to which such Seller is a party, and has had the opportunity to discuss with such Seller’s financial, tax and legal advisors, the representations, warranties and agreements being made by such Seller herein, including Parent and Merger Sub’s remedies against such Seller for any breach, inaccuracy or violation of such representations, warranties and agreements.

Section 5.4           Brokers.  No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Person.

Section 5.5          Litigation.  There is no Proceeding pending or, to the knowledge of such Person, threatened or under investigation, against or affecting such Person or such Person’s properties, assets or equity interests in the Company, nor to the knowledge of such Person, is there any reasonable basis therefor, or in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Company, as of the date hereof and as of the Closing Date, as follows:
Section 6.1           Organization.  Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted and to consummate the transactions contemplated by this Agreement, except where the failure to have such power or authority would not prevent the consummation of the Merger.

Section 6.2           Authority.  Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which Parent and Merger Sub are parties prior to Closing will be) duly authorized by all necessary action on the part of Parent and Merger Sub.  This Agreement has been (and the Ancillary Documents to which Parent and Merger Sub are parties prior to Closing will be) duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub (assuming this Agreement has been and the Ancillary Documents to which Parent and Merger Sub are parties will be duly authorized, executed and delivered by the other parties thereto), enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

Section 6.3           Consents and Approvals; No Violations.  Assuming the truth and accuracy of the Company’s representations and warranties contained in Sections 4.2(c) and 4.5, and the Sellers’ and the Representative’s representations and warranties contained in Section 5.1(b), no material notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Parent and Merger Sub or the Ancillary Documents to which Parent or Merger Sub are a party or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except for the filing of the Certificate of Merger.  Neither the execution, delivery and performance by Parent or Merger Sub of this Agreement or the Ancillary Documents to which Parent or Merger Sub are, or are specified to be, a party nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any Order or Applicable Law to which Parent or Merger Sub or any of their respective properties or assets are subject to or bound, except in the case of clauses (b) and (c) above, for violations which would not prevent the consummation of the transactions contemplated hereby.

Section 6.4           Brokers.  No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective Affiliates for which Sellers or any Group Company may become liable.

Section 6.5           Financial Ability.  Parent has the financial ability to consummate the transactions contemplated by this Agreement.

Section 6.6           Investment Intent.  Parent is acquiring the shares of Common Stock as an investment for its own account and not with a view to the distribution thereof.  Parent shall not sell, transfer, assign, pledge or hypothecate any off the shares of Common Stock in the absence of registration under, or pursuant to an applicable exemption from, Federal and applicable state securities laws.

ARTICLE 7
COVENANTS

Section 7.1           Conduct of Business of the Company.  Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each other Group Company to, except as set forth on Schedule 7.1 or as consented to in writing by Parent (which consent shall not be unreasonably withheld) or as required by applicable Law, (a) use commercially reasonable efforts to conduct its business in the ordinary course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (b) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business and (c) not do any of the following:

(i)           take or omit to take any action that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect;

(ii)          declare, set aside or pay a dividend on, or make any other distribution in respect of, its equity securities, except dividends and distributions by any of the Subsidiaries of the Company to any of the other Group Companies or dividends or distributions  by the Company solely in cash; provided, however, that in no event shall the Company be entitled to pay a cash dividend on, or make any other cash distribution in respect of, its equity securities, which would result in the Group Companies, taken as a whole, having an amount of cash at Closing that is less than the sum of: (A) the amount of cash that is not freely distributable by any Group Company due to any legal or contractual restrictions, (B) the amount of cash that is held by any Group Company on behalf of customers for taxes, fees and other pass-through costs, (C) the amount of any customer deposits of any Group Company, and (D) $2 million;

(iii)        reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its securities or effect any recapitalization, stock dividends, stock split or like change in its capitalization;

(iv)        acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person;

(v)         amend, extend, renew, enter into or terminate any Material Contract or Real Property Lease (or Contract that would be classified as a “Material Contract” or “Real Property Lease” if entered into prior to the date hereof), as applicable;

(vi)        (A) increase the compensation, bonus, pension, welfare, severance or other fringe benefits payable to, or make any new equity awards to, any Person; (B) pay or grant any severance, termination or change-of-control benefit to any Person; (C) adopt, amend or terminate any Employee Benefit Plan (unless such adoption or amendment is required to reflect applicable changes in the law) or amend the terms of any outstanding equity-based awards; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan, to the extent not already provided in the mandatory provisions, if any, of such Employee Benefit Plan; (E) change the manner in which contributions to Employee Benefit Plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (F) make or forgive any loans to directors, members, managers, officers or employees of the Company or its Subsidiaries (other than advances of expenses made in the ordinary course);

(vii)       amend or enter into a new collective bargaining agreement;

(viii)      incur or assume any Indebtedness, except (A) current liabilities incurred in the ordinary course of business consistent with past practice and (B) borrowings under outstanding revolving credit facilities of the Group Companies included on Schedule 4.6(a) and in effect on the date hereof;

(ix)         issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of any equity interests or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

(x)          adopt any amendments to their respective Governing Documents;

(xi)         other than in the ordinary course of business or as required by Law, make, change or revoke any Tax election, adopt or change any accounting period or any accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to any Group Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Group Company, or destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open or under which a record retention agreement is in place with a Governmental Entity;

(xii)        sell or otherwise dispose of any assets (other than cash classified as “OLRS/Customer Cash” on the Company’s balance sheet) in excess of $100,000 in the aggregate or subject to any Lien any of its properties or assets, except for Permitted Liens and the electronic transmittal of fees to Governmental Entities pursuant to contractual obligations;

(xiii)       make any material change in its accounting principles or the methods by which such principles are applied for financial reporting purposes, except as required by GAAP or applicable Law;

(xiv)       write-down or write-up the value of any asset, or, other than in the ordinary course of business consistent with past practice, write-off any accounts receivable or notes receivable;

(xv)       accelerate or delay the payment of accounts payable, accelerate or delay the collection of any notes or accounts receivable or otherwise fail to pay accounts payable and other business obligations or to collect accounts receivable, in each case in the ordinary course of business consistent with past practice;

(xvi)      settle any Proceedings that, as a condition to such settlement, require payment in excess of $150,000 or result in any limitation of the conduct of any Group Company’s business;

(xvii)      make any capital expenditures (other than software development capital expenditures) in excess of $100,000 individually and $250,000 in the aggregate;

(xviii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, except for the transactions contemplated by this Agreement;

(xix)       fail to exercise any rights of renewal with respect to any Real Property Lease that by its terms would otherwise expire;

(xx)        grant any licenses under any Group Company IP Rights, other than non-exclusive licenses to customers in the ordinary course of business consistent with past practice;

(xxi)       fail to use commercially reasonable efforts to prevent any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except for ordinary course terminations and cancellations of such policies that are being replaced with policies providing for substantially equivalent coverage;

(xxii)      cancel, surrender, allow to expire or fail to renew, any material Permits;

(xxiii)     materially change an existing line of business or enter into any new line of business; or

(xxiv)     authorize, commit or agree to take or do, whether in writing or otherwise, any of the actions specified in this clause (c).

Section 7.2           Tax Matters.

(a)           Liabilities for Taxes.

(i)           Sellers shall be liable for, pay (or caused to be paid) and indemnify and hold harmless Parent from and against all Losses with respect to Pre-Closing Taxes imposed on the Group Companies and Sellers’ portion of the Taxes described in Section 7.2(a)(ii).

(ii)          All transfer taxes, recording fees and other similar Taxes (and any interest, penalties or additions to Tax with respect thereto) that are imposed on any of the parties hereto by any Governmental Entity in connection with the transactions contemplated by the Agreement shall be paid by Sellers.

(iii)         The obligations of Sellers to indemnify and hold harmless Parent for Taxes (and Losses attributable thereto) pursuant to this Section 7.2 shall survive until thirty (30) days after the applicable statute of limitations with respect to such Taxes.

(iv)        Whenever Sellers shall be required to pay Parent or Parent shall be required to pay Sellers an amount pursuant to this Section 7.2, such payments shall be made no later than five (5) days after such payments are requested.

(v)         Parent agrees that it shall not make an election under Section 338 of the Code (or under any similar provision of state, local or non-United States law) with respect to its acquisition of the shares of Common Stock.

(vi)         The parties hereby agree and acknowledge that Parent and the Surviving Corporation shall be entitled to the benefits of any Tax deductions arising from the consummation of the transactions contemplated by this Agreement (including the payment of Seller Expenses, option deductions, unamortized deferred financing fees, and termination payments with respect to any management services agreements).

(b)           Tax Returns.

(i)           The Company shall cause to be timely filed all Tax Returns of or with respect to any Group Company that are due on or prior to the Closing Date, and the Company shall cause to be timely paid any Taxes shown to be due thereon.  At least fifteen (15) days prior to filing any such Return, the Company shall submit a copy of such Return to Parent for Parent’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Parent and the Surviving Corporation shall timely file or cause to be timely filed all Tax Returns relating to the Group Companies that are due after the Closing Date.

(ii)          Except as provided in Section 7.2(b)(i) above, Parent shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Surviving Corporation; provided, however, that (i) Parent and the Surviving Corporation shall provide the Representative with draft copies of Tax Returns for the Surviving Corporation required to be prepared by Parent and the Surviving Corporation pursuant to this Section 7.2(b)(ii) for a Pre-Closing Tax Period, at least thirty (30) days prior to the due date for filing such Tax Returns together with a statement setting forth the amount of Tax for which the Sellers are responsible pursuant to Section 7.2(a) (the “Tax Statement”), (ii) at least fifteen (15) days prior to the due date for the filing of such Tax Returns, the Representative shall notify Parent and the Surviving Corporation of the existence of any objection the Representative may have to any items set forth on such draft Tax Returns or Tax Statement, and (iii) if, after consulting in good faith, Parent and the Representative are unable to resolve such objection(s), such objection(s) shall be referred to an independent accounting firm mutually acceptable to Parent and the Representative for resolution on a basis consistent with Applicable Law with respect to such items.  If such independent accounting firm is unable to make a determination with respect to any disputed item within five (5) days prior to the due date for the filing of the Tax Return in question, then Parent may file such Tax Return on the due date therefor without such determination having been made and without the Representative’s consent.  Notwithstanding the filing of such Tax Return, such independent accounting firm shall make a determination with respect to any disputed item, and the amount of Taxes for which the Sellers are responsible under Section 7.2(a) shall be as determined by such independent accounting firm.  The fees and expenses of such independent accounting firm shall be paid one-half by Parent and one-half by Sellers.

(c)           Contests.

(i)           If a Governmental Entity asserts a claim for Taxes against a Group Company, then the party hereto first receiving notice (whether directly, or indirectly through an Affiliate of such party) shall promptly provide Parent, the Surviving Corporation and the Representative written notice specifying in reasonable detail the basis for such claim, and shall include a copy of the relevant portion of any correspondence received from the Governmental Entity in respect of any such inquiry, claim, assessment, audit or similar event with respect to Pre-Closing Taxes for which Sellers may be liable under this Agreement (a “Tax Matter”); provided, however, that the failure of such party to give such prompt and detailed notice shall not relieve the other party of any of its obligations under this Section 7.2, except if and only if to the extent that the other party is actually and materially prejudiced thereby.  The Sellers, at their sole expense, shall have the authority to represent the interests of the Surviving Corporation with respect to any Tax Matter before the IRS, any other Governmental Entity or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, if (i) the Representative provides to Parent a written notice in which the Representative elects to contest, and to control the defense or prosecution of, such Tax Matter, (ii) such Tax Matter relates solely to Taxes for which Seller would be responsible under Section 7.2(a)(i) or Section 10.2(a) and (iii) as long as the Escrow Funds remaining in the Escrow Account exceed the amount of such Tax Matter.  The Representative shall keep Parent and the Surviving Corporation fully and timely informed with respect to the commencement, status and nature of any Tax Matter (including providing to Parent copies of relevant portions of all written materials relating to such Tax Matter).  The Representative shall defend or prosecute the Tax Matter diligently and in good faith.  The Representative shall, in good faith, allow Parent or its authorized representative to attend and participate in, all conferences, meetings and proceedings relating to such Tax Matter and to make comments regarding the conduct of or positions taken in any such proceeding.  The Representative shall not enter into any settlement or compromise of any Tax Matter with any Governmental Entity that could reasonably be expected to adversely affect the Parent or the Surviving Corporation without the prior written consent of the Parent or the Surviving Corporation, which consent shall not unreasonably be withheld or delayed.

(ii)          Parent shall have the sole right to control any audit or examination by any Governmental Entity, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Surviving Corporation, for all taxable periods ending after the Closing Date, except for an Interim Tax Period, as to which Parent and the Surviving Corporation shall (i) keep the Representative fully and timely informed with respect to such proceedings, (ii) in good faith, allow the Representative to make comments to the Parent and the Surviving Corporation regarding the conduct of or positions taken in any such proceeding, (iii) allow the Representative, on behalf of the Sellers, to participate at its own expense in any such proceeding, and (iv) not enter into any settlement or compromise that could reasonably be expected to adversely affect the Sellers without the prior written consent of the Representative, which consent shall not unreasonably be withheld or delayed.

(d)           Amended Tax Returns; Carrybacks.  Except (i) as otherwise required by Law or (ii) as would not have the effect of materially increasing a Pre-Closing Tax Liability, neither the Parent nor the Surviving Corporation shall file or cause to be filed any amended Tax Return or claim for refund for any Pre-Closing Tax Period without the prior written consent of the Representative, which consent shall not be unreasonably withheld or delayed.

(e)           Cooperation.  Parent and the Surviving Corporation shall reasonably cooperate with the Representative, at Sellers’ cost, in connection with the filing of any Tax Return, in any audit, litigation or other proceeding with respect to Taxes, and in allowing the Representative to review Tax Returns of the Group Companies for Pre-Closing Tax Periods and Straddle Periods to determine or verify the proper amounts payable as refunds hereunder.  Such cooperation shall include the reasonable retention and the provision of copies of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  Parent will, and will cause the Surviving Corporation and its Subsidiaries to, retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries and which relate to a Pre-Closing Tax Period (and, if notified in writing by another party, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity.  All of such information provided pursuant to this Section 7.2(d) shall be treated as Confidential Information pursuant to the terms of the Confidentiality Agreement.  The Representative, Parent and the Surviving Corporation further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any party hereto (including with respect to the transactions contemplated by this Agreement).

(f)           Tax Sharing Agreements.  Any Tax sharing agreement or arrangement shall be terminated on or prior to the Closing Date.

Section 7.3           Access to Information.  From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall (i) provide to Parent and Merger Sub and their authorized representatives during normal business hours reasonable access to all books, records, assets, properties and personnel of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company) and (ii) furnish as promptly as practicable to the Parent and Merger Sub and their authorized representatives any information concerning the Group Companies that the Parent may reasonably request.  All of such information shall be treated as Confidential Information pursuant to the terms of the Confidentiality Agreement.  Notwithstanding anything herein to the contrary, no such information shall be furnished to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of the Subsidiaries is bound.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, neither Parent nor Merger Sub shall contact any suppliers to, or customers of, the Company or any of its Subsidiaries; provided, however, that nothing contained in this Section 7.3 shall prohibit Parent or Merger Sub from contacting any current supplier to, or customer of, Parent or its Affiliates or from conducting its business in the ordinary course.

Section 7.4           Efforts to Consummate.

(a)           Subject to the terms and conditions herein provided, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 8).  Each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to notify and to obtain consents of all Governmental Entities as necessary or advisable to consummate the transactions contemplated by this Agreement.

(b)           Subject to the terms of Section 7.4(a), in the event any Proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use reasonable best efforts to defend against such Proceeding and, if an Order is issued in any such Proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

Section 7.5          Exclusive Dealing.  During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Sellers and the Company shall not take, nor shall any Seller or the Company permit any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents or representatives to take, any action to solicit, encourage, initiate, engage in or continue discussions, negotiations or other communications with, provide any information to or otherwise cooperate in any way with, or accept any proposal or offer from, or enter into any agreement with any Person (other than Parent, Merger Sub and/or their respective Affiliates) concerning (i) any direct or indirect purchase of any Group Company’s equity securities, (ii) any merger, consolidation, business combination, recapitalization, reorganization, sale of assets or similar transaction involving the Group Companies, or (iii) any other transaction in lieu of or that conflicts with the transactions contemplated by this Agreement (each such transaction, an “Acquisition Transaction”).  The Group Companies shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Group Company is a party, without the prior written consent of Parent.

Section 7.6           [Reserved].

Section 7.7           Employee Benefits Matters.

(a)           Parent agrees that each employee of the Company who continues employment with Parent, the Surviving Company or any of their respective Subsidiaries after the Closing Date (a “Continuing Employee”) shall be provided with benefits on substantially similar terms, in the aggregate, as benefits are provided to similarly situated employees of Parent.  Nothing in this Agreement (i) shall require Parent, the Surviving Company or any of their Subsidiaries to continue to employ any particular Company Employee following the Closing Date, or (ii) shall be construed to prohibit Parent, the Surviving Company or any of their Subsidiaries from amending or terminating any Employee Benefit Plan.

(b)           Parent shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual), subject to any required approval of the applicable insurance provider, which Parent shall use commercially reasonable efforts to procure, for service with the Company and its Subsidiaries (or predecessor employers to the extent the Company or any Subsidiary provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Company or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits.  With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees, subject to any required approval of the applicable insurance provider, if any, which Parent shall use commercially reasonable efforts to procure, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c)           The Company will use commercially reasonable efforts to amend the Company 401(k) Plan to allow for loans to be rolled over to Purchaser’s 401(k) Plan (as defined below) (the “401(k) Rollover Amendment”).  If, and only if, the Company is able to adopt the 401(k) Rollover Amendment at least two (2) days before the Closing Date, the Company will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate each 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing).  Immediately prior to any such termination on or prior to the Closing, the Company will make all necessary payments to: (i) make any corrective contributions or refunds necessary or required to maintain the tax-qualified status of the 401(k) Plan for the period prior to Closing; (ii) fund the contributions for elective deferrals made pursuant to the 401(k) Plan for the period prior to Closing; and (iii) fund the contributions for employer matching contributions (if any) for the period prior to Closing.  The Company shall not be obligated to take any other action on or prior to the Closing to effectuate or in connection with any such termination of the Company 401(k) Plan, except as may be reasonably advisable and agreed to by the parties.  For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k).  If the Company terminates any such 401(k) Plan, the Company shall provide Parent with a copy of resolutions duly adopted by the Company’s board of directors so terminating any such 401(k) Plan.

(d)           As soon as administratively practicable following the Closing Date, each Continuing Employee who participated in the Company 401(k) Plan as of the Closing shall be covered by a defined contribution plan sponsored or maintained by Parent, the Surviving Company or one of their Subsidiaries (the “Purchaser’s 401(k) Plan”) intended to be qualified under Code Section 401(a) with a cash or deferred arrangement intended to qualify under Code Section 401(k), which may be the Company 401(k) Plan if the termination has not become effective as of the Closing Date.  If the Company’s 401(k) Plan is terminated prior to the Closing, and if elected by Continuing Employees, the Company shall cause to be paid from the Company 401(k) Plan the vested account balances of such employees in the form of cash, cash equivalents or other mutually acceptable property and Purchaser’s 401(k) Plan shall accept such distributions as rollover distributions subject to the terms of Purchaser’s 401(k) Plan and the rules and regulations under Section 402(c) of the Code.  In no event shall any such transfer take place until the furnishing by the Company to Parent, if requested by Parent, of a favorable determination letter from the Internal Revenue Service with respect to the qualification of the Company 401(k) Plan.  The Company and Parent shall use commercially reasonable efforts to effect any such transfer of account balances in a timely manner.

(e)           Nothing contained herein, express or implied, (i) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, (ii) shall constitute an amendment to or any other modification of any Employee Benefit Plan or (iii) shall be construed to prohibit Parent, the Company or any of their Subsidiaries from amending or terminating any Employee Benefit Plan.

Section 7.8           Notification; Disclosure Supplements.  From the date hereof until the Closing Date, each of the Company and the Sellers, on the one hand, and Parent and Merger Sub, on the other hand, shall give reasonably prompt notice to the other Parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such party that is contained in this Agreement to be untrue or inaccurate in any material respect as if such representation and warranty were made at such time and (b) such Party to fail to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement.  From time to time prior to the Closing, the Company may supplement or amend the Schedules with respect to any event occurring after the date hereof in the ordinary course of business of the Group Companies that, if existing at the date of this Agreement, would have been required to be set forth in the Schedules (such matters, the “Permitted Modifications”).  The Company shall provide any such supplemental disclosure as promptly as practicable and in any event more than two (2) Business Days prior to Closing.  Any such Permitted Modification (x) will be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the condition set forth in Section 8.2(a) shall have been satisfied as of the Closing Date (but, for purposes of clarity, the Permitted Modifications shall be disregarded and have no effect for the purpose of determining whether or not a Company Material Adverse Effect shall have occurred or whether any other conditions set forth in Section 8.2 have been satisfied), and (y) will be deemed to have been disclosed for purposes of qualifying any of the representations and warranties made in this Agreement as of the Closing Date for purposes of determining whether Parent, Merger Sub and the Purchaser Indemnitees are entitled to indemnification pursuant to the provisions of Article 10 hereof.

Section 7.9           Releases.  Notwithstanding anything contained herein to the contrary, in consideration of the execution, delivery and performance by Parent and Merger Sub of this Agreement, as of and effective upon the Closing, each of the Sellers, on behalf of itself and its Affiliates (each, a “Releasing Party”) hereby RELEASES, WAIVES, ACQUITS AND FOREVER DISCHARGES the Surviving Corporation, the Group Companies, and each of their respective Affiliates, together with their respective past and present officers, directors, partners, members, trustees, employees, stockholders, agents, attorneys and representatives (each, a “Released Party”), from any and all Losses, Liabilities, costs, expenses, claims, damages, actions, causes of action, or suits in law or equity, of whatever kind or nature that any Releasing Party ever had or may now have against any Released Party and that have accrued or arisen prior to the Closing, including those based on any fact or circumstance arising from such Seller’s past or current ownership, as applicable, of any Capital Stock or Company Options issued by the Company (including any claims relating to actual or alleged breaches of fiduciary or other duties by the Company’s directors, officers or stockholders), whether based on contract or any Applicable Law (including tort, statute, local ordinance, regulation or any comparable law) in any jurisdiction; provided, however, that nothing in this Section 7.9 shall or be deemed to release any rights or obligations of any Released Party or Releasing Party (i) for indemnification or contribution, in any Releasing Party’s capacity as an officer or director of any Group Company, under the DGCL or any Group Company’s Governing Documents; (ii) under any insurance policy of any Group Company; (iii) as to accrued but unpaid benefits under any Employee Benefit Plan; (iv) as to any obligations or agreements relating to the employment of the undersigned by any Group Company; or (v) for amounts owed pursuant to, or other rights set forth in, this Agreement and any Ancillary Document.

Section 7.10         Non-Solicitation.

(a)           Without the consent of Parent or the Surviving Corporation, for a period of three (3) years following the Closing Date, none of the Sellers listed on Schedule 7.10(a) shall, and each of the Sellers listed on Schedule 7.10(a) shall cause their respective Affiliates and representatives not to, directly or indirectly through any Person or contractual arrangement, solicit, recruit or hire, directly or indirectly, any Person who at any time on or after the date of this Agreement is a Group Company Employee; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Group Company Employees or (B) such Sellers or their Affiliates from soliciting, recruiting or hiring any Group Company Employee who has ceased to be employed or retained by the Group Companies for at least twelve (12) months.  Each Seller shall be liable for any breach of this Section 7.10 by its Affiliates and representatives.

(b)           Due to the irreparable injury and damage to Parent resulting from any Seller’s violation of this Section 7.10, Parent shall be entitled to injunctive relief against the violation by any Seller of this Section 7.10 in addition to any remedy otherwise available to Parent.  If any court of competent jurisdiction shall hold that the restrictions contained in this Section 7.10 are unreasonable, such restrictions shall be deemed to be reduced, but only to the extent necessary, in the opinion of said court, to make them reasonable.

Section 7.11         Non-Compete/Non-Solicit.

(a)           Until the third (3rd) anniversary of the Closing Date, none of the Sellers listed on Schedule 7.11(a) shall, and each of the Sellers listed on Schedule 7.11(a) shall cause their respective Affiliates and representatives not to, (i) engage, either directly or indirectly, for his, her or its own account or solely or jointly for the benefit of others, in any business that provides motor vehicle titling or motor vehicle collateral management (a “Competing Business”); (ii) solicit, directly or indirectly, any Competing Business from any Person other than to or for the benefit of Parent or an Affiliate of Parent; (iii) invest, either directly or indirectly, in any Person engaged in any Competing Business; or (iv) divert, entice or otherwise take away from the Group Companies the business or patronage of any client, or attempt to do so, in each case, it being understood that upon consummation of the transactions contemplated by this Agreement, the Group Companies shall be Affiliates of Parent; provided, that nothing contained in this Section 7.11 shall be deemed to prevent any Seller or any Affiliate thereof from owning less than five percent (5%) of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as such Seller or Affiliate, as applicable, with such ownership interest does not have any active participation in the business or management of such entity).  Each Seller shall be liable for any breach of this Section 7.11 by its Affiliates and representatives.

(b)           Due to the irreparable injury and damage to Parent resulting from any Seller’s violation of this Section 7.11, Parent shall be entitled to injunctive relief against the violation by any Seller of this Section 7.11 in addition to any remedy otherwise available to Parent.  If any court of competent jurisdiction shall hold that the restrictions contained in this Section 7.11 are unreasonable, such restrictions shall be deemed to be reduced, but only to the extent necessary, in the opinion of said court, to make them reasonable.

(c)           Parent and the Sellers agree that for all Tax purposes a portion of the Merger Consideration shall be allocated to the obligations of the Sellers under this Section 7.11.  The amount of such allocation shall be mutually agreed by Parent and the Representative based upon a valuation to performed following the date hereof.  Any dispute with respect to the amount of such allocation shall be referred to the Accounting Firm and the determination of the amount of such allocation by the Accounting Firm shall be final, conclusive and binding on the Parties and shall be based solely on the terms of this Agreement and the written submissions by Parent and the Representative and not by independent review.  Parent and the Sellers agree to report the transactions contemplated by this Agreement in a manner consistent therewith, and none of them will take any position inconsistent therewith in any Tax Return, before any Governmental Entity or in any Proceeding without the written consent of the other Parties or unless specifically required pursuant to a legally binding determination by an applicable Governmental Entity.

Section 7.12         Confidentiality; Publicity.

(a)           The Parties acknowledge that Subsidiaries of the Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms and the provisions of which are by this reference incorporated herein.

(b)           Without the consent of the Surviving Corporation, from and after the Closing, none of the Sellers or the Representative shall use or disclose to any Person, except as compelled by Applicable Law, any Confidential Information for any reason or purpose whatsoever.

(c)           From and after the date hereof, no press release or announcement concerning this Agreement or the transactions contemplated hereby will be issued by the Company or the Sellers, on the one hand, or Parent or the Surviving Corporation, on the other hand, without the prior consent of Parent or the Representative, as the case may be, which consent shall not be unreasonably withheld, except as such release or announcement may be required by Applicable Law, in which case the party required to make the release or announcement will, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.  On the Closing Date, the parties hereto shall issue a joint press release, which shall be reasonably acceptable to the Company, Parent and the Representative.  Any communication by the American Capital Parties solely to its respective limited partners shall not be considered a “press release or announcement” for purposes of this Section 7.12(c).

Section 7.13        Waiver and Termination of Certain Agreements. On or prior to the Closing Date, the Company shall have delivered evidence satisfactory to Parent of the termination of all agreements set forth on Schedule 7.13, effective as of the Effective Time without any further action by the parties thereto or any further liability of any Group Company thereunder, except as required to effect the consummation of the transactions contemplated hereby and the obligations hereunder.

Section 7.14        Financial Statements and Reports.  From the date hereof to the Closing Date, the Company shall furnish to Parent as soon as available the unaudited and consolidated balance sheets and income statements of the Group Companies (all to be prepared in accordance with GAAP consistently applied) showing its financial condition as of the close of such month and the results of operations during such month and for the elapsed portion of the Company’s fiscal year, in each case, setting forth comparative figures for the corresponding month in the prior fiscal year and the corresponding elapsed portion of the prior fiscal year.

Section 7.15         Company Stock Option Plan; Exercise of Company Options.

(a)           Prior to Closing, the board of directors of the Company shall take all appropriate actions Parent deems necessary to effect the termination of the Company Stock Option Plan effective immediately following the Closing.

(b)           Each Seller that is or becomes party to this Agreement hereby agrees to exercise all Company Options he or she holds no later than concurrently with the Closing.  The Company shall use commercially reasonable efforts to cause each holder of Company Options who is not party hereto as of the date hereof to exercise all Company Options held by each such holder no later than concurrently with the Closing, so that no Company Options shall remain outstanding following Closing.  The Company shall duly issue all of the shares of Common Stock issuable upon such exercise of Company Options, and shall not permit any holders of Company Options to pay the exercise price for any Company Options using a promissory note or other loan from any Group Company.

Section 7.16        Resignation of Officers and Directors.  The Company shall use its commercially reasonable efforts to obtain the resignations of all of the officers and directors of the Group Companies listed on Schedule 7.16 effective as of the Effective Time, it being understood and agreed that in the case of any such officer, such resignation shall represent solely such Person’s resignation from his or her official officer capacity with the applicable Group Company, and shall not otherwise affect such Person’s employment status with any Group Company, and shall not be deemed a breach or waiver by any such person of any rights under any employment or similar agreement to which such Person is a party.

Section 7.17         Exculpation; Indemnification.

(a)           Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to or as of the Closing Date existing as of the date hereof in favor of the current or former directors, officers or other employees of the Group Companies and the respective Affiliates of any of such directors, officers or other employees currently indemnified by the Acquired Companies (collectively, the “Covered Persons”) as provided in their respective Governing Documents, indemnity agreements or as provided pursuant to a resolution of the board of directors of the Group Companies, as applicable, in each case solely to the extent that the Group Companies have made such documents available to Parent prior to the date hereof, shall survive the transactions contemplated by this Agreement and be obligations of the Group Companies and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing Date.

(b)           Prior to Closing, the Company may purchase (and pay the cost of) a six (6) year extended period directors’ and officers’ liability insurance policy from its current provider that maintains, for a period of six (6) years following Closing, the Company’s directors’ and officers’ liability insurance coverage as in effect as of the date hereof, covering claims arising from facts or events which occurred at or prior to the Closing.

(c)           Parent shall, and shall cause the Surviving Corporation to, honor all of the obligations of the Group Companies to indemnify (including any obligations to advance funds for expenses) the Covered Persons for acts or omissions by such Covered Persons occurring prior to or as of the Closing Date to the extent that such obligations of the Group Companies, as applicable, exist on the date of this Agreement (and if any statute is amended to provide for benefits that are more favorable to the Covered Persons, then each Covered Person shall be entitled to the benefits of such amendment), whether pursuant to the Governing Documents of the Group Companies, indemnity agreements, board resolution or otherwise, in each case solely to the extent that the Group Companies have made such documents available to Parent prior to the date hereof, and such obligations shall survive the Closing and shall continue in full force and effect in accordance with the terms of such Governing Documents, board resolutions or indemnity agreements from the Closing Date until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions.  The Governing Documents of the Group Companies shall contain provisions with respect to indemnification, reimbursement, contribution, hold harmless and exculpation from liability that are no less favorable to the Covered Persons than those set forth in the Group Companies’ Governing Documents on the date of this Agreement, solely to the extent that the Group Companies have made such documents available to Parent prior to the date hereof.

(d)           After the Closing, in the event that all or substantially all of the business, stock or assets of Parent or the Group Companies is sold, whether by merger, consolidation, sale of assets or securities or otherwise, in one transaction or a series of transactions, then Parent and the Surviving Corporation shall, in each such case, take action to ensure that the successors and assigns of Parent or the Group Companies, as applicable, assume the obligations set forth in this Section 7.17.  The provisions of this Section 7.17(d) shall apply to all of the successors and assigns of Parent and the Surviving Corporations.

(e)           The provisions of this Section 7.17 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 7.17, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 7.17, and (ii) in addition to, and not in substitution for, any other rights to indemnification, reimbursement or contribution that any such Person may have by contract or otherwise.

Section 7.18        Books and Records.  For a period of six years following the Closing Date, Parent shall cause the Surviving Corporation and its  Subsidiaries to cooperate with and make available to the Representative, during normal business hours, all Information (as defined below) and employees (without substantial disruption of employment) that are reasonably necessary in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Information or employees for any reasonable business purpose.  For purposes of this Section 7.18, “Information” shall mean (a) all records of the Surviving Corporation and the Group Companies pertaining to the business of the Group Companies prior to the Closing; (b) all records pertaining to the business, customers, suppliers or personnel of the Group Companies prior to the Closing; and (c) all books, ledgers, files, reports, plans and operating records maintained by the Group Companies prior to the Closing.

Section 7.19        Further Assurances.  From time to time following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such conveyances, notices, assumptions, releases, consents, documents and other instruments and papers, and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated by this Agreement, including obtaining any Permits, consents, authorizations, approvals of, or effecting the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of, and to give full effect to, the transactions contemplated by this Agreement.

ARTICLE 8
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1          Conditions to the Obligations of the Company, Parent and Merger Sub.  The obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the party for whose benefit such condition exists) of the following conditions:

(a)           all authorizations, consents, orders or approvals of, or material declarations or filings with or expiration or termination of waiting periods imposed by, any Governmental Entity pursuant to Applicable Law necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred; and

(b)           no Applicable Law, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition preventing, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect, and there shall not be pending any Proceeding by or before any Governmental Authority which would, if adversely determined, prevent or render unlawful the consummation of the transactions contemplated by this Agreement.

Section 8.2           Other Conditions to the Obligations of Merger Sub and Parent.  The obligations of Merger Sub and Parent to consummate the Merger are subject to the satisfaction or, if permitted by Applicable Law, waiver by Merger Sub and Parent of the following further conditions:

(a)           the representations and warranties of the Company, the Representative and the Sellers set forth in this Agreement hereof shall be true and correct in all respects as of the  date hereof and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that expressly relate to specified date, in which case such representatives and warranties shall be true and correct as of the specified date); provided, however, that for purposes of this Section 8.2(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth therein, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b)           the Company, the Representative and the Sellers shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by the Company, the Representative and the Sellers under this Agreement on or prior to the Closing Date;

(c)           since the date of this Agreement, there shall not have occurred or exist a Company Material Adverse Effect;

(d)           no shares of Preferred Stock shall have been converted into shares of Voting Common Stock;

(e)           prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Parent:

(i)           a certificate of the chief executive officer or chief financial officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) are satisfied;

(ii)           a certificate, dated as of the Closing Date, signed by the Secretary of the Company and certifying (A) that the Governing Documents of each Group Company (copies of which shall be attached to the certificate) are all true, complete and correct in all respects and remain unamended and in full force and effect and (B) that the resolutions of the Company’s board of directors (copies of which shall be attached to the certificate) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby have been approved and adopted;

(iii)          true, correct and complete copies of duly executed written resignations of each of the directors and officers of the Group Companies set forth on Schedule 7.16; and

(iv)         an affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance reasonably satisfactory to Parent in compliance with the Code and Treasury Regulations certifying facts as to establish that the Transactions are exempt from withholding pursuant to Section 1445 of the Code;

(f)           each Ancillary Document shall have been executed by the parties thereto (other than Parent and Merger Sub) and delivered to Parent;

(g)           with respect to each holder of Debt Payoff Recipient, the Company shall have received and provided Parent with a copy of customary pay-off letter(s) and all releases and/or satisfactions of all applicable Liens, each in a form reasonably acceptable to Parent from such Debt Payoff Recipient;

(h)           the Company shall have delivered to Parent consents to the transactions contemplated hereby set forth on Schedule 8.2(h) and the Company shall have delivered to Parent evidence thereof, in form and substance reasonably satisfactory to Parent;

(i)           Parent shall have received a certificate issued by the Secretary of State of the State of Delaware certifying that the Certificate of Merger has been filed and is effective;

(j)           Parent shall have received Joinders, duly executed by (i) Stockholders holding at least ninety-five percent (95%) of the Voting Common Stock as of immediately prior to the Closing and (ii) the Sellers holding at least ninety-five percent (95%) of the Eligible Options as of immediately prior to the Closing, which Stockholders and Sellers shall include each of the individuals listed on Schedule 7.11(a); and

(k)           The Company shall have obtained prior to the Effective Time a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (a “Parachute Payment Waiver”), in a form reasonably acceptable to Parent, from each Person whom the Company believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, including the two individuals set forth by name on Schedule 4.10(g) as of the date hereof, and the Company shall have delivered each such Parachute Payment Waiver to Parent on or before the Closing Date.

Section 8.3           Other Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by Applicable Law, waiver by the Company and the Representative of the following further conditions:

(a)           the representations and warranties of Merger Sub and Parent set forth in Article 6 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that expressly relate to specified date, in which case such representatives and warranties shall be true and correct as of the specified date); provided, however, that for purposes of this Section 8.3(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or material adverse effect set forth therein, has had or would reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(b)           Merger Sub and Parent shall each have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c)           prior to or at the Closing, each of Parent and Merger Sub shall have delivered the following closing documents in form and substance reasonably acceptable to the Company:

(i)           a certificate of an authorized officer of Parent and an authorized officer of Merger Sub, dated the Closing Date, to the effect that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied; and

(ii)           a certified copy of the resolutions of Parent’s board of directors (or other governing body) and Merger Sub’s board of directors (or other governing body), in each case authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby; and

(d)           the Ancillary Documents shall have been executed by each party thereto (other than the Company, Sellers and the Representative) and delivered to the Company.

Section 8.4           Frustration of Closing Conditions.  No party hereto may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 7.4.

ARTICLE 9
TERMINATION

Section 9.1           Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of Parent and the Company;

(b)           by Parent, if the Company, the Sellers or the Representative shall have breached in any material respect any of the representations or warranties of the Company, the Sellers or the Representative (as applicable) set forth in this Agreement or in any certificate delivered pursuant to this Agreement or if the Company, the Sellers or the Representative (as applicable) has failed to perform any covenant or agreement on the part of the Company, the Sellers or the Representative (as applicable) set forth in this Agreement (including an obligation to consummate the Closing) in any material respect such that such breach or failure to perform, as applicable, (x) would result in a failure of  the condition to Closing set forth in either Section 8.2(a) or Section 8.2(b) to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured within twenty (20) days after written notice thereof is delivered to Representative; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Parent or Merger Sub is then in material breach of this Agreement;

(c)           by the Company, if Parent or Merger Sub shall have breached in any material respect any of the representations or warranties set forth in this Agreement or in any certificate delivered pursuant to this Agreement or if either Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) in any material respect such that such breach or failure to perform, as applicable, (x) would result in a failure of the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) to be satisfied and (y) cannot be cured on or before the Termination Date, or, if curable, is not cured within twenty (20) days after written notice thereof is delivered to Parent; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if any Seller, the Representative or any Group Company is then in material breach of this Agreement;

(d)           by either Parent or by the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to ninety (90) days following the date hereof (the “Termination Date”); provided, however, that any Party that has breached this Agreement, which breach has resulted in the failure of a condition in Article 8, shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d); or

(e)           by either Parent or by the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall have complied with its obligations under Section 7.4 to remove such Order.

Section 9.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this entire Agreement shall forthwith become void and of no further force and effect and all rights and obligations of any Party hereto shall cease with the exception of the provisions of this Section 9.2, Section 7.12, Article 11, Article 12 and the last sentence of Section 7.3 (and any defined terms associated therewith), each of which provisions shall survive such termination and remain valid and binding obligations of the Parties.  Notwithstanding the foregoing, nothing in this Article 9 shall be deemed to release, or limit the Liabilities of, any Party from any Liability for any knowing and intentional breach by such Party of any representation, warranty or covenant contained in this Agreement.

ARTICLE 10
SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION

Section 10.1         Survival of Representations and Covenants.  The representations and warranties of the Parties contained in this Agreement, or in any certificate delivered pursuant to Section 8.2(e)(i) or Section 8.3(c)(i), shall survive the Closing until March 31, 2012 (the “Release Date”), except that (a) the representations and warranties contained in Sections 4.1 (Organization and Qualification), 4.2 (Capitalization of the Group Companies), 4.3 (Authority), 4.5 (Consents and Approvals; No Violations), 4.16 (Brokers), Article 5, 6.1 (Organization), 6.2 (Authority), 6.3 (Consents and Approvals; No Violations) and 6.4 (Brokers), shall survive indefinitely (such representations and warranties collectively referred to as the “Fundamental Representations”), (b) the representations and warranties contained in Section 4.15 (Tax Matters) shall survive until thirty (30) days after any claims based on such sections are barred by the applicable statute of limitations and (c) the representations and warranties contained in Section 4.12 (Intellectual Property) shall survive until June 30, 2012.  All representations and warranties of the Parties contained herein (other than the Fundamental Representations) are collectively referred to as the “Non-Fundamental Representations”.  All covenants and agreements set forth herein requiring performance (i) prior to the Closing shall survive until the six (6) month anniversary of the Closing Date, (ii) after the Closing shall survive the Closing in accordance with their respective terms and (iii) shall survive indefinitely if no term is specified.

Section 10.2         General Indemnification.

(a)           Subject to the other provisions of this Article 10, including Section 10.2(d), from and after the Closing each Seller shall (severally but not jointly based on each Seller’s Pro Rata Share, subject to Section 10.2(d)), indemnify, defend and hold each of Parent, Merger Sub and their respective officers, directors, employees, partners, stockholders, Affiliates, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (each a “Purchaser Indemnitee”) harmless from any damages, losses, liabilities, lost profits, diminution in value, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred that arise out of or result from, directly or indirectly: (i) any breach of any representation or warranty made by the Company, the Sellers or the Representative (A) contained in this Agreement or (B) in any certificate or other instrument or document delivered by the Company to Parent and Merger Sub pursuant to this Agreement; provided, that for the purposes of the foregoing clause (except with respect to the representation set forth in Section 4.7(i)), qualifications as to materiality, Company Material Adverse Effect or other qualifiers of similar import contained in such representations and warranties shall not be given effect for determining whether a breach of such representations and warranties has occurred or for purposes of calculating any Losses, (ii) any breach by the Sellers or the Representative or, prior to Closing, the Company of any of their respective covenants or agreements contained herein, (iii) any and all Losses with respect to Pre-Closing Taxes of the Group Companies, (iv) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such Dissenting Shares in accordance with this Agreement had such Sellers not pursued their rights to appraisal under the DGCL, and any costs or expenses (including reasonable attorneys’ fees) in connection with any Proceeding in respect of any Dissenting Shares, (v) the failure of any item set forth in the Allocation Schedule to be accurate, true and correct in all respects as of the Closing, including the failure to properly set forth the Estimated Price Per Share pursuant to Section 2.10(b)(i), the amount of any Closing Indebtedness or Seller Expenses not taken into account in the calculation of the Estimated Merger Consideration or the calculation of the Preferred Stock Dividend Amount, and (vi) any claims by (x) any Seller relating to or arising out of the misallocation of Merger Consideration among the Sellers by the Company, the Representative or the Paying Agent (including payments made by Parent or the Surviving Corporation at the direction of the Representative or the Paying Agent and the misallocation of distributions to the Sellers out of the Escrow Amount and the Working Capital Escrow Amount, if any) and (y) any Person after the Effective Time for payment relating to equity securities of Company issued and outstanding immediately prior to the Effective Time (including the Eligible Options).  None of Parent, Merger Sub or the Surviving Corporation shall have any liability with respect to the allocation and payment of proceeds to the former holders of Common Stock or Preferred Stock and the former holders of Options resulting from any payments made to such former holders pursuant to this Agreement.  The Sellers and the Representative hereby covenant not to sue Parent, Merger Sub or the Surviving Corporation for any Losses resulting from their respective reliance on such directions, which includes reliance on the Allocation Schedule.

(b)           Subject to the other provisions of this Section 10.2, from and after the Closing, Parent and Merger Sub shall, and shall cause the Surviving Corporation to, indemnify, defend and hold each Seller and their respective Affiliates, officers, directors, employees partners, stockholders, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (each a “Seller Indemnitee”) harmless from any Loss incurred that arises out of or results, directly or indirectly, from (i) any breach of any representation or warranty made by Parent or Merger Sub (A) contained in this Agreement or (B) in any certificate or other instrument or document delivered to the Company or the Representative pursuant to this Agreement, and (ii) any breach by Parent of any of its covenants or agreements contained herein and (iii) any breach by the Surviving Corporation of any of its covenants or agreements contained herein which are to be performed by the Surviving Corporation after the Closing Date.

(c)           The obligations to indemnify and hold harmless pursuant to this Section 10.2 shall survive the consummation of the transactions contemplated hereby for the applicable periods set forth in Section 10.1, except for claims for indemnification asserted prior to the end of an applicable period (which claims shall survive until final resolution thereof).

(d)           Notwithstanding anything herein to the contrary, in the event any Seller fails to execute this Agreement or a Joinder prior to the Closing, each Seller that has executed this Agreement or a Joinder by such time shall assume its Pro Rata Share of all such non-executing Sellers’ indemnification obligations pursuant to this Section 10.2.  Solely for purposes of the immediately preceding sentence, both the numerator and the denominator of the definition of “Pro Rata Share” shall be interpreted so as to give no effect to the number of shares of Capital Stock and Option Shares held by each Seller that is not a party to this Agreement, determined at the time such Losses are paid by the Seller Indemnifying Parties.

Section 10.3         Inter-Party Claims.  In order for a Purchaser Indemnitee or a Seller Indemnitee (each, an “Indemnified Party”) to be entitled to any indemnification pursuant to this Article X, the Indemnified Party shall provide the other Party or Parties from whom such indemnification is sought (the “Indemnifying Party”) a Notice of Claim promptly after occurrence of the event giving rise to such Indemnified Party’s claim for indemnification; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent (and only to the extent) the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure.  The Indemnified Party and its Affiliates shall thereupon provide the Indemnifying Party upon request reasonable access during normal business hours and upon reasonable notice to the books, records and assets of the Indemnified Party and its Affiliates that evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any executive officer of the Indemnified Party with knowledge of the factual circumstances underlying such claim at a mutually convenient time if reasonably necessary for the Indemnifying Party to evaluate such claim.  If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Article 12.

Section 10.4         Third Party Claims.

(a)           If a Proceeding (other than a Proceeding with respect to Taxes, which shall be governed by Section 7.2(c)) is initiated by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”) against an Indemnified Party, and if such Person intends to seek indemnity with respect thereto under this Section 10.4(a), such Indemnified Party shall within fifteen (15) days give a Notice of Claim to the Indemnifying Party; provided that the failure to give such Notice of Claim shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent (and only to the extent) that the Indemnifying Party is actually and materially prejudiced thereby.  The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, at the expense of the Indemnifying Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party).  Notwithstanding the foregoing, if in the good faith, reasonable opinion of Parent after consultation with counsel, a Third Party Claim against a Purchaser Indemnitee or a Group Company (i) involves an issue or matter which would reasonably be expected, if adversely determined, to adversely affect such Purchaser Indemnitee or Group Company, other than as a result of monetary damages, or (ii) involves a claim that the Representative could not control without there being a conflict of interest (as determined in good faith after consultation with counsel), in each case, Parent shall have the right to control the defense or settlement of any such Third Party Claim.  If the Indemnifying Party assumes the conduct of the defense, so long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim.  If the Indemnifying Party elects to conduct the defense and settlement of a Third Party Claim, then the Indemnified Party shall have the right to pay or settle such Third Party Claim; provided that in such event it shall waive any right to indemnity by the Indemnifying Party for all Losses related to such claim unless the Indemnifying Party shall have consented to such payment or settlement.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of a Third Party Claim unless such settlement, compromise or discharge by its terms (i) obligates the Indemnifying Party to pay the full amount of Losses, if any, in connection with such Third Party Claim, (ii) does not impose any injunctive or other equitable relief against the Indemnified Party and (iii) expressly and unconditionally releases the Indemnified Party from all Liabilities with respect to such claim, without prejudice.

(b)           All of the parties hereto shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Parent and the Surviving Corporation (or a duly authorized representative of such party) shall (and shall cause the Group Companies to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 10.5        Limitations on Indemnification Obligations.  Other than with respect to Losses related to breaches of Fundamental Representations and Section 4.15,  the rights of the Purchaser Indemnitees to indemnification pursuant to the provision of Section 10.2(a)(i) are subject to the following limitations:

(a)           the Purchaser Indemnitees shall not be entitled to recover Losses for claims made with respect to breaches of the Non-Fundamental Representations (other than breaches of Section 4.15, Losses with respect to which shall not be subject to the limitation in this clause (a)) pursuant to Section 10.2(a)(i) until (i) the Losses relating to or arising out of the same or related facts, events or circumstances exceed $7,500 (any other claim for Losses, a “Minor Claim”) and (ii) the total amount which the Purchaser Indemnitees would recover under Section 10.2(a)(i), excluding all Minor Claims (as limited by the provisions of Section 10.6), but for this Section 10.5(a), exceeds $990,000 (the “Threshold”), in which case the Purchaser Indemnitees shall be entitled to recover the aggregate amount of all such Losses (including the amount up to the Threshold), subject to the other limitations herein;

(b)           notwithstanding anything to the contrary in this Agreement, the amount of Losses for claims made with respect to breaches of the Non-Fundamental Representations (other than breaches of Section 4.15, Losses with respect to which shall not be subject to the limitation in this clause (b)) that may be recovered by the Purchaser Indemnitees shall be limited, individually and in the aggregate, by application to the Escrow Amount; and in no event shall the Purchaser Indemnitees be entitled to recover more than the Escrow Amount for claims made with respect to breaches of Non-Fundamental Representations (other than claims for breaches of Section 4.15) pursuant to Section 10.2(a)(i) in the aggregate.

Section 10.6         Limitation on Damages; Certain Other Restrictions on Indemnification.

(a)           Except as set forth in the definition of “Losses” with respect to lost profits and diminution in value, no party hereto shall be liable for any punitive, special, consequential, incidental, indirect, exemplary or remote damages or Losses based thereon (other than those required to be paid to a third party as part of a Third Party Claim).

(b)           Notwithstanding any provision of this Agreement to the contrary, no Purchaser Indemnitee shall have any right to indemnification under this Article 10 with respect to any Losses solely to the extent that such Losses are duplicative of Losses that have previously been recovered by such Purchaser Indemnitee under this Article 10.

(c)           The amount of any and all Losses for which indemnification is provided under this Article 10 shall be determined net of (i) any amounts actually recovered by the Purchaser Indemnitees under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, net of the present value of any increases in premiums and net of any costs of collection, deductibles, retroactive premium adjustment, reimbursement obligation or other cost resulting from making any claim thereunder and (ii) any Tax benefits actually realized by the Purchaser Indemnitees in the taxable year in which such Losses were incurred.

(d)           In connection with any claim for indemnification pursuant to Section 10.2(a), but subject to Section 10.2(d), each Seller shall only be severally liable for his, her or its Pro Rata Share of any Losses (individually or in the aggregate), and no Seller shall be responsible for aggregate Losses in excess of his, her or its Pro Rata Share of the Escrow Amount; provided, that with respect to a breach of a representation or warranty contained in Article 5 or a covenant by any Seller hereunder, only such particular Seller shall be liable for Losses arising in connection with such breach, and the parties agree that no other Seller shall be liable hereunder for any such breach.

(e)           The Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 10.2(a)(i) for any Loss to the extent of the dollar amount of such Loss that was taken into account (i) as an add-back to the Merger Consideration or (ii) in calculating Closing Indebtedness, Closing Working Capital and Seller Expenses, in each case as finally determined pursuant to Section 2.10.

(f)           Notwithstanding any provision of this Agreement to the contrary, the amount of Losses that may be recovered by the Purchaser Indemnitees pursuant to any and all claims made under this Agreement shall be limited, individually and in the aggregate, to the Merger Consideration other than in the case of fraud.

Section 10.7        Exclusive Remedy.  Except (i) in the case of fraud, (ii) with respect to the matters covered by Sections 2.10(b) or Section 7.2 and (iii) in the case where a party seeks to obtain specific performance pursuant to Section 12.14, from and after the Closing the rights of the Parties to indemnification pursuant to the provisions of this Article 10 shall be the sole and exclusive remedy for the Parties with respect to any matter in any way arising from or relating to this Agreement or its subject matter.  Each Party hereby waives any provision of law to the extent that it would limit or restrict the agreement contained in this Section 10.7.

Section 10.8         Manner of Payment; Escrow.

(a)           Any indemnification of the Purchaser Indemnitees or the Seller Indemnitees pursuant to this Article 10 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Purchaser Indemnitees or Seller Indemnitees, as the case may be, within 15 days after the determination thereof; provided, however, that any indemnification owed by Sellers to the Purchaser Indemnitees pursuant to Section 10.2(a)(i) (other than with respect to Losses related to breaches of Fundamental Representations and Section 4.15), shall be satisfied solely from the remaining portion of the Escrow Amount.  Except as set forth in the proviso above, any indemnification owed by the Sellers to the Purchaser Indemnitees pursuant to Section 10.2(a)(i) shall be satisfied first from the remaining portion of the Escrow Amount and thereafter by the Sellers directly.  Any indemnification owed by the Seller to the Purchaser Indemnitees pursuant to Section 10.2(a)(i) that is to be satisfied from the Escrow Amount shall be reduced by 5.05% (in order to reflect the release to the Company of amounts held back from bonuses or other amounts payable by the Group Companies pursuant to the triVIN Holdings, Inc. 2010 Management Incentive Plan (the “MIP”)); provided, for the avoidance of doubt, that upon the release of the funds in the Escrow Account pursuant to Section 10.8(b), the obligation to release any remaining bonuses or other amounts held back pursuant to the MIP shall be the obligation of the Surviving Corporation.

(b)           Any funds remaining in the Escrow Account as of the Release Date (other than the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made and not fully resolved prior to such date) shall be released to the Representative (on behalf of the Sellers).  At any time following the Release Date, to the extent the funds held in the Escrow Account exceed the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made prior to the Release Date, and not fully resolved prior to the time of determination, the excess funds shall be promptly released to the Representative.

(c)           The Representative and the Surviving Corporation shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account expressly provided herein.  Except as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code, Sellers shall be treated as the owners of the Escrow Account for all tax purposes.

Section 10.9        Tax Classification of Indemnification Payments.  All indemnification payments made pursuant to this Agreement shall be made, taking into account any Tax costs associated with respect to such indemnification payments.  The parties hereto agree to treat any indemnification payments made pursuant to this Agreement as an adjustment to the purchase price for all tax purposes, except as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code.

Section 10.10       Right to Indemnification Not Affected by Knowledge.  The right to indemnification and payment of Losses based on any breach of representations, warranties or covenants will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation and/or warranty and/or covenant.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants and obligations.

Section 10.11       No Contribution.  No Indemnifying Party or any of its employees or agents shall have any right of contribution, right of indemnity or other right or remedy against any Group Company in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with this Agreement.

ARTICLE 11
REPRESENTATIVE OF SELLERS

Section 11.1         Authorization of Representative.

(a)           The Sellers irrevocably appoint, authorize and empower American Capital, Ltd. to act as a Representative, for the benefit of Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i)           to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii)           to execute and deliver such waivers, modifications, amendments and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii)         to collect and receive all moneys and other proceeds and property payable to the Representative or the Sellers from the Surviving Corporation and/or the Escrow Account and Working Capital Escrow Account as described herein, and, subject to any applicable withholding retention laws, and net of any fees and out-of-pocket expenses incurred by the Representative, the Representative shall disburse and pay the same to each of Sellers to the extent of such Seller’s Pro Rata Share;

(iv)         as the Representative, to enforce and protect the rights and interests of Sellers (including the Representative, in its capacity as a Seller) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Article 10 hereof), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement, including actions in connection with the determination of the Estimated Merger Consideration and the Final Merger Consideration (and the resolution of any working capital disputes) for and on behalf of Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub and/or the Surviving Corporation, defending any Third Party Claims or Claims by the Purchaser Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other Person, or by any federal, state or local Governmental Entity against the Representative and/or any of Sellers, the Escrow Funds, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement and/or the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(v)          to refrain from enforcing any right of any Seller and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Seller unless such waiver is in writing signed by the Representative; and

(vi)         to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)           All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.

(c)           Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon Sellers.

(d)           The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the Merger.

(e)           The Representative will not be liable to the Sellers for any act taken or omitted by it under this Agreement and the transactions contemplated hereby, except is such act is taken or omitted in bad faith.  The Sellers shall indemnify and hold harmless the Representative against any losses, liabilities or expenses resulting from its role as Representative.

(f)       From time to time, the Representative shall be entitled to unilaterally withdraw funds from the Representative Expense Amount in order to pay Representative Expenses.  To the extent that the aggregate amount of Representative Expenses exceeds the Representative Expense Amount, the Representative shall also be entitled to use any Escrow Funds released to it on behalf of the Sellers pursuant to Section 10.8(b) to pay any remaining Representative Expenses.  At such time as the Representative determines (in its sole discretion) that all or a portion of the Representative Expense Amount is not needed to pay Representative Expenses, the Representative shall release such portion of the Representative Expense Amount to the Sellers.

(g)      Any resignation by the Representative shall not be effective until a new Representative shall be appointed and have confirmed his, her or its acceptance of such appointment in writing to Parent.

ARTICLE 12
MISCELLANEOUS

Section 12.1    Entire Agreement; Assignment.  This Agreement (including the Schedules, the Ancillary Documents and the Confidentiality Agreement) (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by any party hereto (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of Parent, Merger Sub and the Representative; provided, Parent and Merger Sub may assign this Agreement or any rights or obligations hereunder to any of their respective Affiliates; provided, further, that any assignment pursuant to the preceding proviso shall not relieve Parent and Merger Sub of any obligation under this Agreement.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 12.1 shall be void.

Section 12.2    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile, E-mail or by reputable overnight courier service (charges prepaid) and shall be deemed given when so delivered personally, by facsimile, by electronic mail or one day after being sent by overnight courier, to the other parties hereto as follows:

To Parent or Merger Sub:
DealerTrack Holdings, Inc.
1111 Marcus Avenue, Suite M04
Lake Success, NY 11042
Attention:	Gary Papilsky
Facsimile:	(516) 908-4958
E-mail:	gary.papilsky@dealertrack.com

with a copy (which shall not constitute notice to Parent or Merger Sub) to:
O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention:	Douglas Ryder, Esq.
Facsimile:	(212) 326-2061
E-mail:	dryder@omm.com

To the Company (prior to the Closing) and the Representative:
triVIN, Inc.
115 Poheganut Drive
Suite 201
Groton, CT 06340
Attention:	Chief Executive Officer
Facsimile:	(860) 448-3187
E-mail:	mark.furcolo@trivininc.com

American Capital, Ltd.
2 Bethesda Metro Center
14th Floor
Bethesda, MD 20814
Attention: Compliance Officer
Facsimile No.: (301) 654-6714

with a copy (which shall not constitute notice to the Company or the Representative) to

American Capital, Ltd.
2 Bethesda Metro Center
7th Floor
Bethesda, MD 20814
Attention:  Sean Eagle
Facsimile No.: (301) 654-6714

American Capital, Ltd.
2 Bethesda Metro Center
14th Floor
Bethesda, MD 20814
Attention: Michael Messersmith, Esq.
Facsimile No.: (301) 654-6714

To the Company (after the Closing):
triVIN, Inc.
115 Poheganut Drive
Suite 201
Groton, CT 06340
Attention:	Chief Executive Officer
Facsimile:	(860) 448-3187
E-mail:	mark.furcolo@trivininc.com

with copies (which shall not constitute notice to the Company) to:
DealerTrack Holdings, Inc.
1111 Marcus Avenue, Suite M04
Lake Success, NY 11042
Attention:	Gary Papilsky
Facsimile:	(516) 908-4958
E-mail:	gary.papilsky@dealertrack.com

and

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention:	Douglas Ryder, Esq.
Facsimile:	(212) 326-2061
E-mail:	dryder@omm.com

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 12.3    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, irrespective of the principal place of business, residence or domicile of the Parties hereto, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 12.4    Fees and Expenses.  Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses.

Section 12.5    Construction; Interpretation.  The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the words “include,” “includes,” “including” and “inclusive of” shall be deemed to be followed by the words “without limitation”.

Section 12.6    Exhibits and Schedules.  All exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  Subject to the definition of Company Material Adverse Effect, any item disclosed on any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement (other than with respect to Schedule 1.1(c)) if the relevance of such disclosure to such other section is reasonably apparent on its face.  The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 12.7    Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 7.17 and Article 10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.8    Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 12.9     Amendment.  Prior to the Effective Time, subject to Applicable Law (including the DGCL) and Section 12.10, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and either the Company or the Representative (on behalf of the Sellers).  After the Effective Time, subject to Applicable Law (including the DGCL), this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of the Surviving Corporation and the Representative.  This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 12.9 shall be void.

Section 12.10  Extension; Waiver.  At any time prior to the Closing, the Company or the Representative (in each case, on behalf of itself and Sellers) may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein.  At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company or Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and Sellers contained herein or in any document, certificate or writing delivered by the Company or Sellers pursuant hereto or (iii) waive compliance by the Company and Sellers with any of the agreements or conditions contained herein.  Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party (or in the case of a Seller, signed on behalf of such Seller by the Company or the Representative).  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 12.11  Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 12.12   Waiver of Jury Trial.  THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT, EXCEPT AS SET FORTH IN SECTIONS 2.10(B), 7.2(B)(II) AND 7.11(C) ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.13   Jurisdiction and Venue.

(a)       EXCEPT AS PROVIDED IN SECTIONS 2.10(B), 7.2(B)(II) AND 7.11(C), EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT.  EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.  EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 12.2.  NOTHING IN THIS SECTION 12.13, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH PARTY AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 12.14  Remedies.  Except as otherwise expressly provided herein (including Section 9.2 and Section 10.7), any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  Each of the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that such parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that each of the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

PARENT:

DEALERTRACK HOLDINGS, INC.

By:
Name:
Title:

MERGER SUB:

PS ACQUISITION CORP.

By:
Name:
Title:

Signature Page - Merger Agreement

COMPANY:

TRIVIN HOLDINGS, INC.

By:
Name:
Title:

REPRESENTATIVE:

AMERICAN CAPITAL, LTD.

By:
Name:
Title:

SELLERS:

AMERICAN CAPITAL, LTD.

By:
Name:
Title:

AMERICAN CAPITAL EQUITY II, LP

By: American Capital Equity Management II, LLC, its Manager

By:
Name:
Title:

Signature Page - Merger Agreement

AMERICAN CAPITAL EQUITY I, LLC

By: American Capital Equity Management, LLC, its Manager

By:
Name:
Title:

Signature Page - Merger Agreement

Name:

Signature Page - Merger Agreement